                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY



                              ACQUISITION AGREEMENT

                                  by and among

                               AMN HOLDINGS, INC.,

                              AMN HEALTHCARE, INC.,

                           THE SELLERS NAMED THEREIN,

                                       and

                             THE BUYER NAMED THEREIN









                           Dated as of October 1, 1999

                                TABLE OF CONTENTS

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Section 1.       PURCHASE AND SALE OF CAPITAL STOCK: SHARE EXCHANGE..................     1
        1.1.     Share Exchange......................................................     1
        1.2.     Purchase of Certain Holdings Shares.................................     2
        1.3.     Redemption of Certain Holdings Shares...............................     2
        1.4.     Per Share Price; Payment Terms......................................     2
        1.5.     Time and Place of Closing...........................................     3
        1.6.     Redemption or Transfer of Holding Shares and Delivery of Agreements.     3
        1.7.     Further Assurances..................................................     3

Section 2.       REPRESENTATIONS AND WARRANTIES OF HOLDINGS..........................     3
        2.1.     Making of Representations and Warranties............................     3
        2.2.     Organization and Qualification......................................     3
        2.3.     Subsidiaries; Securities Owned......................................     4
        2.4.     Capitalization......................................................     4
        2.5.     Authority of Holdings...............................................     4
        2.6.     Compliance with Laws................................................     5
        2.7.     Advisory and Other Fees.............................................     5
        2.8.     Taxes...............................................................     6
        2.9.     Corporate Records...................................................     8
        2.10.    Business of Holdings; Litigation....................................     8
        2.11.    Financial Statements................................................     8
        2.12.    Transactions with Affiliates........................................     9

Section 3.       REPRESENTATIONS AND WARRANTIES OF HEALTHCARE........................     9
        3.1.     Making of Representations and Warranties............................     9
        3.2.     Organization and Qualification......................................     9
        3.3.     Subsidiaries: Securities Owned......................................     9
        3.4.     Capitalization......................................................    10
        3.5.     Authority of Healthcare.............................................    10
        3.6.     Real Properties.....................................................    11
        3.7.     Financial Statements................................................    12
        3.8.     Absence of Certain Changes..........................................    13
        3.9.     Ordinary Course.....................................................    13
        3.10.    Tangible Personal Property..........................................    13
        3.11.    Intellectual Property...............................................    13
        3.12.    Trade Secrets and Customer Lists....................................    14
        3.13.    Contract............................................................    14
        3.14.    Litigation..........................................................    15
        3.15.    Compliance with Laws................................................    15
        3.16.    Insurance...........................................................    16
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        3.17.    Advisory and Other Fees.............................................    16
        3.18.    Permits.............................................................    16
        3.19.    Corporate Records...................................................    16
        3.20.    Employee Benefit Plans..............................................    16
        3.21.    Employees; Labor Matters............................................    17
        3.22.    Environmental Matters...............................................    18
        3.23.    Existing Indebtedness...............................................    18
        3.24.    Taxes...............................................................    19
        3.25.    Transactions with Affiliates........................................    21
        3.26.    Year 2000 Compliance................................................    21

Section 4.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS.......................    21
        4.1.     Authority of Seller.................................................    21
        4.2.     Title to Holdings Shares............................................    22
        4.3.     Litigation..........................................................    23
        4.4.     Compliance with Laws................................................    23

Section 5.       COVENANTS OF THE COMPANIES AND THE SELLERS..........................    23
        5.1.     Making of Covenants and Agreements..................................    23
        5.2.     Conduct of Business.................................................    23
        5.3.     Consents and Approvals..............................................    25
        5.4.     Breach of Representations and Warranties............................    25
        5.5.     Acquisition Proposals...............................................    26
        5.6.     No Sales of Capital Stock...........................................    26
        5.7.     Consummation of Agreement; Cooperation..............................    26
        5.8.     Hart-Scott-Rodino Act...............................................    27
        5.9.     Termination of Healthcare Stock Options.............................    27
        5.10.    Stockholder Approval of Payments....................................    27
        5.11.    Certain Additional Existing Indebtedness............................    27

Section 6.       REPRESENTATIONS AND WARRANTIES OF BUYER.............................    27
        6.1.     Organization of Buyer...............................................    27
        6.2.     Authority...........................................................    27
        6.3.     Litigation..........................................................    28
        6.4.     Financial Resources; Other Matters..................................    28
        6.5.     Finder's Fees.......................................................    28
        6.6.     Investor Qualification..............................................    28
        6.7.     Compliance with Laws................................................    29

Section 7.       COVENANTS OF BUYER..................................................    29
        7.1.     Making of Covenants and Agreements..................................    29
        7.2.     Consents and Approvals..............................................    29
        7.3.     Hart-Scott-Rodino Act...............................................    29
        7.4.     Indemnification of Former Directors and Officers....................    29


                                       ii
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Section 8.       TAX COVENANTS.......................................................    29
        8.1.     Making of Covenants and Agreements..................................    29
        8.2.     Transfer Taxes......................................................    30
        8.3.     Tax Refunds.........................................................    30
        8.4.     Amended Tax Returns.................................................    31
        8.5.     Certain Tax Returns and Taxes.......................................    32
        8.6.     Post-Closing Notices................................................    33
        8.7.     Assistance and Cooperation..........................................    33
        8.8.     No Section 338 Election.............................................    34
        8.9.     Post-Closing Consolidated Tax Return................................    34
        8.10.    Certain Transfers...................................................    34
        8.11.    Determination of Certain Tax Liabilities............................    34

Section 9.       CONDITIONS..........................................................    34
        9.1.     Conditions to the Obligations of Buyer..............................    34
        9.2.     Conditions to the Obligations of the Companies and the Sellers......    36

Section 10.      TERMINATION OF AGREEMENT............................................    37
        10.1.    Termination.........................................................    37
        10.2.    Effect of Termination...............................................    38
        10.3.    Right to Proceed; No Actual Knowledge...............................    38
        10.4.    Liquidated Damages..................................................    39

Section 11.      CERTAIN RIGHTS ANTI) OBLIGATIONS SUBSEQUENT TO CLOSING..............    39
        11.1.    Survival of Representations, Warranties and Covenants...............    39
        11.2.    Fees and Expenses...................................................    40
        11.3.    Collection of Assets................................................    40

Section 12.      INDEMNIFICATION.....................................................    40
        12.1.    Indemnification by the Sellers......................................    40
        12.2.    Indemnification by Buyer and Holdings and its Subsidiaries..........    42

Section 13.      MISCELLANEOUS.......................................................    43
        13.1.    Law Governing.......................................................    43
        13.2.    Notices.............................................................    43
        13.3.    Entire Agreement....................................................    46
        13.4.    Assignability.......................................................    46
        13.5.    Publicity and Disclosures...........................................    47
        13.6.    Captions and Gender.................................................    47
        13.7.    Certain Definitions.................................................    47
        13.8.    Execution in Counterparts...........................................    47
        13.9.    Amendments; Waivers.................................................    47
        13.10.   Consent to Jurisdiction.............................................    48
        13.11.   Restrictive Legends.................................................    48
        13.12.   Knowledge Defined...................................................    49
        13.13.   Sellers' Pro Rata Obligations.......................................    49

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT NO.

9.2(f)          Form of Shareholders' Agreement


SCHEDULE NO.

1.1             Share Exchange
1.2             Excluded Shares
1.4(a)          Purchase Price Adjustment
1.4(b)          Purchase Price and Payment Allocation
2.3             Holdings Subsidiaries; Securities Owned
2.4             Holdings Capitalization
2.5             Authority of Holdings
2.6             Holdings Compliance with Laws
2.8             Holdings Taxes
2.11            Holdings Financial Statements
2.12            Holdings Transactions with Affiliates
3.3             Healthcare Subsidiaries; Securities Owned
3.4             Healthcare Capitalization
3.5             Authority of Healthcare
3.6             Healthcare Real Properties
3.7(a)          Healthcare Financial Statements
3.7(b)          Contingent Liabilities
3.8             Absence of Certain Changes
3.9             Ordinary Course
3.10            Tangible Personal Property
3.11            Intellectual Property
3.12            Trade Secrets and Customer Lists
3.13            Contracts
3.14            Healthcare Litigation
3.15            Healthcare Compliance with Laws
3.16            Insurance
3.18            Permits
3.20            Employee Benefit Plans
3.21            Employees; Labor Matters
3.23            Existing Indebtedness
3.24            Healthcare Taxes
3.25            Healthcare Transactions with Affiliates
4.1(a)(iii)     Authority of Seller
5.2(b), (d)     Conduct of Business
6.5             Finder's Fees
6.7             Buyer Compliance with Laws

                              ACQUISITION AGREEMENT

                  AGREEMENT entered into as of October 1, 1999 by and among AMN Acquisition Corp., a Delaware corporation ("Buyer"), AMN Holdings, Inc., a Delaware corporation ("Holdings"), AMN Healthcare, Inc., a Nevada corporation and majority-owned subsidiary of Holdings ("Healthcare" and, together with Holdings, the "Companies" and, each individually, a "Company"), and each of the persons listed as Sellers on the signature pages hereto (each of said persons being referred to individually herein as a "Seller" and collectively as "Sellers"), who constitute all of the holders of all of the issued and outstanding capital stock of Holdings and Healthcare. The term "Seller" shall include the Redeeming Shareholders (as hereinafter defined).

                               W I T N E S S E T H

                  WHEREAS, subject to the terms and conditions hereof, the Francis Family Trust (as defined below) desires to exchange all of its shares of capital stock of Healthcare for shares of capital stock of Holdings (the "Share Exchange"); and

                  WHEREAS, upon consummation of the Share Exchange, Healthcare will be a wholly-owned Subsidiary of Holdings; and

                  WHEREAS, the Francis Family Trust desires to sell all of its shares of capital stock of Holdings (other than the Excluded Shares (as defined below) owned by it) and Buyer desires to purchase said capital stock of Holdings for the consideration specified herein; and

                  WHEREAS, subject to the terms and conditions hereof, Buyer will purchase newly issued shares of capital stock of Holdings directly from Holdings; and

                  WHEREAS, subject to the terms and conditions hereof, Holdings will redeem all of the issued and outstanding capital stock of Holdings (other than the Excluded Shares) owned by Olympus Growth Fund II, L.P., Olympus Executive Fund, L.P., Todd Johnson and Deborah Johnson (the "Redeeming Shareholders");

                  NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.        PURCHASE AND SALE OF CAPITAL STOCK: SHARE EXCHANGE.

                  1.1. Share Exchange. Promptly following the execution of this Agreement, Steven C. Francis and Gayle A. Francis, as trustees of the Francis Family Trust dated May 24, 1996 (the "Francis Family Trust") shall exchange all of its issued and outstanding shares of common stock of Healthcare as set forth on Schedule 1.1 for shares of common stock of Holdings as set forth on Schedule 1.1 and Holdings will issue shares of common stock of Holdings as set forth on Schedule 1.1 pursuant to an Exchange Agreement in substantially the form previously provided by Holdings to counsel for the Francis Family Trust. Prior to the Share Exchange, Holdings may, at its option, split its capital stock on a 20 for 1 basis (the "Stock Split"). The outstanding shares of capital stock of Holdings owned by the Sellers are referred to herein as the "Holdings Shares."

                  1.2. Purchase of Certain Holdings Shares. Subject to the provisions of this Agreement, Holdings agrees to sell and Buyer agrees to purchase for the Per Share Price (as defined in Section 1.4 hereof), at the Closing (as defined in Section 1.5 hereof), from Holdings a number of newly issued shares of common stock of Holdings equal to the New Issue Purchase Price (as hereinafter defined) divided by the Per Share Price. The New Issue Purchase Price equals (a) $77,500,000 minus (b) the product of (x) the Per Share Price and (y) the number of Excluded Shares minus (c) the amount paid to the Francis Family Trust pursuant the next sentence of this Section 1.2. Subject to the provisions of this Agreement, the Francis Family Trust agrees to sell and Buyer agrees to purchase, at the Closing, from the Francis Family Trust each of its shares of common stock of Holdings as set forth on Schedule 2.4, other than the shares of common stock of Holdings listed opposite its name on Schedule 1.2 as Excluded Shares, which will continue to be held by the Francis Family Trust on the Closing Date (the "Francis Excluded Shares") for the Per Share Price.

                  1.3. Redemption of Certain Holdings Shares. Subject to the provisions of this Agreement, each of the Redeeming Shareholders agrees to the redemption of and Holdings agrees to redeem, at the Closing, from such Redeeming Shareholders each of their issued and outstanding shares of common stock of Holdings, as listed on Schedule 2.4 hereto, other than the shares of common stock of Holdings listed opposite their names on Schedule 1.2 as Excluded Shares, which will Continue to be held by such Sellers on the Closing Date (the "Olympus Excluded Shares" and together with the Francis Excluded Shares, the "Excluded Shares"), for the Per Share Price.

                  1.4. Per Share Price; Payment Terms. The "Per Share Price") is equal to (x) the aggregate amount of One Hundred Forty-Seven Million Five Hundred Thousand Dollars (S147,500,000) (as (i) adjusted by the amount set forth on Schedule 1.4(a) for the date on which the Closing Occurs, (ii) reduced by the amount of Existing Indebtedness (as defined in Section 3.23) as of the close of business on the day prior to the Closing Date and interest and penalties with respect thereto payable on the Closing Date and (iii) increased by the amount of cash (but not Including short term deposits) held by Holdings, Healthcare and Medical Express, Inc. ("Medical Express") as of the close of business on the day prior to the Closing Date, provided, that the amount of cash shall be reduced by the amount of any checks written by Holdings, Healthcare and Medical Express that have not yet cleared and provided, further, that such reduction may produce a negative cash amount which shall reduce the amount set forth in this clause (x)) divided by (y) the number of outstanding Holdings Shares owned by the Sellers at Closing. All payments required to be made pursuant to Section 1.2 and 1.3 shall be by wire transfer in immediately available funds. All payments pursuant to Section 1.2 to the Francis Family Trust shall be made from equity provided by Buyer and not from the proceeds of any borrowing.

                  1.5. Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 on November 19, 1999 (the "Closing Date") or at such other place or earlier or later date or time as may be fixed by mutual agreement of the parties hereto, but in no event later than December 17, 1999.

                  1.6. Redemption or Transfer of Holding Shares and Delivery of Agreements. At the Closing, (i) the Francis Family Trust shall deliver or cause to be delivered to Buyer certificates for the Holdings Shares (other than the Francis Excluded Shares) owned by it duly endorsed in blank or with stock powers duly endorsed in blank, (ii) each of the Redeeming Shareholders shall deliver or cause to be delivered to Holdings for redemption and cancellation the certificates for the Holdings Shares (other than the Olympus Excluded Shares) owned by each of them (or an affidavit of lost certificate with respect thereto) and (iii) the Sellers shall deliver or cause to be delivered such other documents as Buyer may reasonably request to evidence the transfer to Buyer or Holdings, as the case may be, of good and marketable title in and to such Holdings Shares.

                  1.7. Further Assurances. The Francis Family Trust, from time to time after the Closing at the request of Buyer and without further consideration shall execute and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer its Holdings Shares.

Section 2.        REPRESENTATIONS AND WARRANTIES OF HOLDINGS.

                  2.1. Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Holdings hereby makes to Buyer the representations and warranties contained in this Section 2. For purposes of the representations and warranties made hereunder, material disclosed on any Schedule hereto shall be treated as disclosed on all Schedules to the extent the content of the disclosure makes it clear such disclosure should be included on such other Schedules.

                  2.2. Organization and Qualification. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings has full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and where such business is currently conducted or proposed to be conducted. The copies of Holdings' certificate of incorporation and by-laws, each as amended to date and each heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending except as contemplated in connection with the Share Exchange or as may be required in connection with the Stock Split, if any. Holdings is duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on Holdings and its respective subsidiaries taken as a whole.

                  2.3. Subsidiaries; Securities Owned. Holdings has no subsidiaries except Healthcare nor does Holdings own any securities issued by any other business organization or governmental authority except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of business, except as set forth on Schedule 2.3 hereto.

                  2.4.     Capitalization.

                           (a)      As of the date hereof, the total authorized
capital stock of Holdings consists of 3,000 shares of common stock, $0.01 par value per share, of which 2,488 shares are issued and outstanding, all of which are duly and validly issued and outstanding, and are fully paid and non-assessable. Schedule 2.4 contains a true, correct and complete listing of the stockholders of Holdings at the date hereof, together with the number of shares of common stock of Holdings owned by each such stockholder. Except for the transactions contemplated by the Share Exchange, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class, or other equity interests of Holdings other than those listed on Schedule 2.4.

                           (b)      Immediately after consummation of the Share
Exchange contemplated by Section 1.2, the total authorized capital stock of Holdings will consist of (i) 100,000 shares of common stock, $0.01 par value per share, of which 60,116 shares will be issued and outstanding if, prior to such Share Exchange the Stock Split, if any, occurs or (ii) 5,000 shares of common stock, $0.01 par value per share, of which 3,005.80 shares will be issued and outstanding if, prior to such Share Exchange the Stock Split does not occur, all of which will be duly and validly issued and outstanding, and will be fully paid and non-assessable and each Seller shall own beneficially and of record the number of shares of common stock of Holdings set forth opposite such Seller's name on Schedule 2. hereto, free and clear of all pledges, liens, encumbrances or other claims or charges.

                  2.5.     Authority of Holdings.

                           (a)      Holdings has full right, power and authority
to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance of Holdings' obligations hereunder have been duly authorized by all necessary action of Holdings and its stockholders and board of directors. This Agreement and each agreement, document and instrument to be executed and delivered by Holdings pursuant to this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of Holdings, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery, and performance by Holdings of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party:

                                    (i)      do not and will not violate any
         provision of the certificate of incorporation or by-laws of Holdings;

                                    (ii)     do not and will not violate any
         laws of the United States, or any state or other jurisdiction applicable to Holdings or require Holdings to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, which violation would have a material adverse effect on the business or operations of Holdings taken as a whole, except for any actions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"); and

                                    (iii)    do not and will not result in a
         breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, deed of trust, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Holdings is a party or by which the property of Holdings is bound or affected, which would have a material adverse effect on the business or operations of Holdings taken as a whole, except for any consents or other actions that might be required as set forth on Schedule 2.5. attached hereto.

                           (b)      This Agreement and the consummation of all
transactions contemplated hereby have been approved by the Board of Directors (or other a governing body) of Holdings at duly called and properly held meetings or by unanimous written consents in lieu of such meetings. No other corporate action or approval of Holdings or the holders of any class of Holdings' capital stock or securities, including options, convertible into or exercisable for such capital stock, is required to consummate the transactions contemplated hereby.

                  2.6.     Compliance with Laws. Except as set forth on Schedule
2.6 hereto, Holdings is in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business except where failure to so comply would not have a material adverse effect on the business or operations of Holdings, and Holdings has not received written notice of a material violation or an alleged material violation of any such statute, ordinance, order, rule or regulation.

                  2.7. Advisory and Other Fees. Holdings has neither incurred nor shall become liable for any advisory fee, broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, other than (i) an advisory fee payable to Credit Suisse First Boston, and (ii) any advisory fee payable to Olympus Advisory Partners, Inc.

                  2.8.     Taxes. Except as set forth on Schedule 2.8:

                           (a)      (i)      All United States federal income
         Tax Returns of or with respect to Holdings (including, without limitation, all United States federal income Tax Returns with respect to any consolidated group of which Holdings is or has been a member) required by law to be filed have been timely filed and all other Tax Returns of or with respect to Holdings (including without limitation, all other Tax Returns with respect to any consolidated, combined or unitary group of which Holdings is or has been a member) required by applicable federal, foreign, state, local or other law to be filed have been filed (and all such Tax Returns required by any such law to be filed on or before the Closing Date will be filed on or before the Closing Date), and all such Tax Returns are (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) true and complete;

                                    (ii)     Holdings has timely paid or caused
         to be paid as of the date hereof (and will timely pay or cause to be paid through the Closing Date) all federal, state, local and foreign income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes, property taxes, profits taxes, ad valorem taxes, occupation taxes and all other taxes, and all deficiencies, interest, fines and penalties with respect thereto, or other additions to tax, whether disputed or not (collectively, "Taxes") shown as due on the Tax Returns referred to in Section 2.8(a)(i) and all other Taxes due, or claimed to be due, from Holdings, including by proposed assessment or otherwise by any taxing authority, except for Taxes which are being contested in good faith by proper proceedings with adequate reserves having been taken in accordance with GAAP;

                                    (iii)    The charges, accruals and reserves
         on the books of Holdings in respect of any liability for Taxes based on or measured by net income for any years not finally determined or with respect to which the applicable statute of limitations has not expired are believed to be adequate to satisfy any assessment for such Taxes for such Years; and

                                    (iv)     There has not been any audit of any
         Tax Return filed by or with respect to Holdings, no audit of any Tax Return of or including Holdings is in progress, and Holdings has not been notified in writing by any taxing authority that any audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by or with respect to Holdings is in force, and no waiver or agreement by or with respect to

         Holdings is in force for the extension of time for the assessment, payment or collection of any Taxes.

                           (b)      Holdings is not a party to, is not bound by
and does not have any obligation under, any agreement relating to allocating or sharing the payment of, or liability for, Taxes, except for the Tax Sharing Agreement dated as of December 5, 1997 and amended and restated as of November 18, 1998, by and among Holdings, Healthcare and Medical Express.

                           (c)      With respect to any period for which Tax
Returns have not yet been filed, or with respect to which Taxes are not yet due or owing, Holdings has made due and sufficient current accruals for such Taxes in accordance with GAAP. Holdings has made all required estimated Tax payments sufficient to avoid any underpayment penalties. No closing agreement pursuant to section 7121 of the Internal Revenue Code of 1986, as amended (the "Code") or any predecessor provision or any similar provision of any state, local or foreign law has been entered into by or with respect to Holdings. No assessment of Tax is proposed in writing against Holdings or any of its properties or assets. No consent to the application of section 341(f)(2) of the Code or any predecessor provision has been made or filed by or with respect to Holdings or with respect to any of its properties or assets. Holdings has not agreed to and is not required to make any adjustment for any period after the Closing Date pursuant to section 481(a) of the Code or any predecessor provision by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any such change in any accounting method of Holdings and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. Holdings has not been and is not in violation (or with notice or lapse of time or both, would not be in violation) of any applicable law relating to the payment or withholding of Taxes, the result of which violation has or may reasonably be expected to have a material adverse effect on the business or operations of Holdings taken as a whole. Holdings has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws. There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, to the knowledge of Holdings gives rise to the payment of any amount that would not be deductible by Holdings by reason of section 280G of the Code.

                           (d)      Holdings and all of the shareholders of
Healthcare properly prepared and executed and timely filed a valid election under section 338(h)(10) of the Code (and all comparable elections under all applicable state, local and foreign laws, or where such election was unavailable under such applicable laws, all elections comparable to section 338(g) of the Code under all applicable state, local and foreign laws) (the "Section 338 Elections") with respect to the acquisition of certain of the shares of capital stock of Healthcare by Holdings. The Companies and all of the shareholders of Medical Express properly prepared and executed and timely filed the Section 338 Elections with respect to the acquisition of all of the shares of capital stock of Medical Express by the Companies. The allocation of the "modified aggregate deemed sale price" (or the "aggregate deemed sale price," if applicable, or any deemed sale price comparable to the

"modified aggregate deemed sale price" or the "aggregate deemed sale price" required to be allocated under state, local or foreign laws) (the "Price Allocation") with respect to the acquisition of each of Healthcare and Medical Express by the Companies was made in accordance with section 338 of the Code, the Treasury regulations promulgated thereunder and analogous provisions of state, local and foreign tax laws and all Tax Returns filed by or with respect to Holdings and Healthcare for all taxable periods to which the Price Allocation applies have been prepared and filed in conformity with such Price Allocation.

                           (e)      For purposes of this Agreement, "Tax
Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  2.9. Corporate Records. The corporate record books of Holdings completely and accurately record all material corporate action taken by their respective stockholders and boards of directors and committees thereof. The copies of the corporate records of Holdings, as delivered or furnished by Holdings to Buyer, are true and complete copies of the originals of such documents.

                  2.10. Business of Holdings; Litigation. Holdings has no business other than its ownership of the capital shares of Healthcare. There is no material litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Holdings, overtly threatened against Holdings.

                  2.11.    Financial Statements.

                           (a)      Holdings has delivered to Buyer the
following financial statements, attached as Schedule 2.11 hereto:

                                    (i)      Audited consolidated balance sheets
         of Holdings with respect to the fiscal year ended December 31, 1998 and the period November 10, 1997 (date of incorporation) to December 31, 1997 and audited consolidated statements of income, retained earnings and cash flows for the periods then ended, with all required footnotes (the "Holdings Audited Financial Statements"); and

                                    (ii)     An unaudited consolidated balance
         sheet of Holdings as of June 30, 1999 and statements of income, retained earnings and cash flows for the six (6) months then ended, certified by Holdings' chief financial officer or an officer serving in a similar capacity, as the case may be, (collectively, the "Holdings Unaudited Financial Statements").

                           (b)      The Holdings Audited Financial Statements
have been prepared in accordance with GAAP applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of Holdings at the dates of said statements and the results of its operations and cash flows for the periods covered thereby. The Holdings Unaudited Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby with the exception of changes required by changes in GAAP as set forth on Schedule 2.11, present fairly in all material respects the financial condition of Holdings at the dates of said statements and the results of its operations and cash flows for the periods covered thereby except that they do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP nor do they reflect year-end adjustments.

                  2.12.    Transactions with Affiliates. Except as set forth on
Schedule 2.12 or as disclosed in the Holdings Audited Financial Statements, there have been no transactions, contracts, understanding or agreements of any kind between Holdings and any person who is an affiliate of Holdings. All transactions of Holdings with any current or past affiliates were made on an arm's-length basis and on commercially reasonable terms.

Section 3.        REPRESENTATIONS AND WARRANTIES OF HEALTHCARE.

                  3.1. Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Healthcare hereby makes to Buyer the representations and warranties contained in this Section 3. For purposes of this
Section 3, except Sections 3.2 through 3.5 and Section 3.7(a), Healthcare shall include its subsidiary Medical Express, Inc., a Colorado corporation ("Medical Express"). For purposes of the representations and warranties made hereunder, material disclosed on any Schedule hereto shall be treated as disclosed on all Schedules to the extent the content of the disclosure makes it clear such disclosure should be included on such other Schedules.

                  3.2. Organization and Qualification. Healthcare is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Medical Express is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Each of Healthcare and Medical Express has full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and where such business is currently conducted or proposed to be conducted. The copies of each of Healthcare's and Medical Express's certificate of incorporation and by-laws, each as amended to date and each heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. Each of Healthcare and Medical Express is duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on Healthcare and its subsidiaries taken as a whole.

                  3.3. Subsidiaries; Securities Owned. Healthcare has no subsidiaries except Medical Express and Healthcare and Medical Express do not own any securities issued by any other business organization or governmental authority except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of business, except as set forth on Schedule 3.3 hereto. Medical Express is a wholly owned subsidiary of Healthcare. Medical Express has no subsidiaries.

                  3.4.     Capitalization.

                           (a)      Oil the date hereof, the total authorized
capital stock of Healthcare consists of 2,500,000 shares of common stock, $0.01 par value per share, of which 34,714 shares are issued and outstanding, all of which are fully paid and non-assessable. Schedule 3.4 contains a true, correct and complete listing of the stockholders of Healthcare at the date hereof, together with the number of shares of common stock of Healthcare owned by each such stockholder. Except for the transactions contemplated by the Share Exchange, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class, or other equity interests of Healthcare or Medical Express other than those listed on Schedule 3.4.

                           (b)      Prior to the consummation of the Share
Exchange, each Seller owns beneficially and of record the number of shares of common stock of Healthcare set forth opposite such Seller's name on Schedule 3.4 hereto, free and clear of all pledges, liens, encumbrances or other claims or char es. Following the Share Exchange, the total authorized capital stock of Healthcare will consist of 2,500,000 shares of common stock, $0.01 par value per share, of which 34,714 shares will be issued and outstanding, all of which will be fully paid and non-assessable and Healthcare will be a wholly owned subsidiary of Holdings.

                  3.5.     Authority of Healthcare.

                           (a)      Healthcare has full right, power and
authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance of Healthcare's obligations hereunder have been duly authorized by all necessary action of Healthcare and its stockholders and board of directors. This Agreement and each agreement, document and instrument to be executed and delivered by Healthcare pursuant to this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of Healthcare, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding, at law or in equity). The execution, delivery, and performance by Healthcare of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party:

                                    (i)      do not and will not violate any
         provision of the certificate of incorporation or by-laws of Healthcare;

                                    (ii)     do not and will not violate any
         laws of the United States, or any state or other jurisdiction applicable to Healthcare or Medical Express or require Healthcare or Medical Express to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, which violation would have a material adverse effect on the business or operations of Healthcare taken as a whole, except for any actions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"); and

                                    (iii)    do not and will not result in a
         breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, deed of trust, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Healthcare or Medical Express is a party or by which the property of Healthcare or Medical Express is bound or affected, which would have material adverse effect on the business or operations of Healthcare taken as a whole, except for any consents or other actions that might be required as set forth on
         Schedule 3.5 attached hereto.

                           (b)      This Agreement and the consummation of all
transactions contemplated hereby have been approved by the Board of Directors (or other governing body) of Healthcare at duly called and properly held meetings or by unanimous written consents in lieu of such meetings. No other corporate action or approval of Healthcare or the holders of any class of Healthcare's capital stock or securities, including options, convertible into or exercisable for such capital stock, is required to consummate the transactions contemplated hereby.

                  3.6.     Real Properties.

                           (a)      Schedule 3.6 hereto describes all material
real properties owned of record or beneficially by Healthcare (individually, a "Real Property" and collectively, the "Real Properties"). Except as set forth in
Schedule 3.6, Healthcare has good and marketable title to its Real Properties, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, encroachments, conditions, limitations, security interests, charges and restrictions (collectively, "Liens"), except for (i) Liens, if any, for real property taxes not yet due and payable, (ii) Liens identified in Schedule 3.6 attached hereto and (iii) Liens which do not materially detract from the value, or interfere with the present or intended use, of the property subject thereto.

                           (b)      Schedule 3.6 hereto sets forth each lease or
other agreement under which Healthcare leases or has rights in any real property (the "Real Property Leases" and, each individually, a "Real Property Lease"). True and complete copies of the Real Property Leases have been delivered to Buyer by Healthcare. Except as set forth in Schedule 3.6, there are no amendments or modifications to any of the Real Property Leases. Except as set forth in Schedule 3.6 attached hereto, Healthcare has a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases set forth below Healthcare's name in Schedule 3.6 attached hereto (individually a "Leased Property" and collectively, the "Leased Properties"), free and clear of all Liens, except for (i) Liens, if any, for real property taxes not yet due and payable, (ii) Liens identified in Schedule 3.6 attached hereto and (iii) Liens which do not materially detract from the value, or interfere with the present or intended use of the property subject thereto.

                           (c)      None of such Real Properties or Leased
Properties are subject to any pending condemnation or similar proceeding by any governmental authority, and to the knowledge of Healthcare, no such condemnation is threatened. To the knowledge of Healthcare, no material permit, license or certificate of occupancy pertaining to the ownership or operation of any of such Real Properties or pertaining to the leasing or operation of such Leased Properties, other than those which are transferable with such properties, is required by any governmental body or agency.

                  3.7.     Financial Statements.

                           (a)      Healthcare has delivered to Buyer the
following financial statements, attached as Schedule 3.7 hereto:

                                    (i)      Audited consolidated balance sheets
         of Healthcare and its subsidiary with respect to the fiscal years ended December 31, 1997 and 1998 and audited statements of income, retained earnings and cash flows for the periods then ended, with all required footnotes (the "Healthcare Audited Financial Statements"); and

                                    (ii)     An unaudited consolidated balance
         sheet of Healthcare and its subsidiary as of June 30, 1999 (the "Healthcare Base Balance Sheet") and statement of income, retained earnings and cash flows for the six (6) months then ended, certified by Healthcare's chief financial officer or an officer serving in a similar capacity, as the case may be (collectively, the "Healthcare Unaudited Financial Statements").

The Healthcare Audited Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of Healthcare and its subsidiary at the dates of said statements and the results of its operations and cash flows for the periods covered thereby. The Healthcare Unaudited Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby with the exception of changes required by changes in GAAP as set forth on Schedule 3.7, present fairly in all material respects the financial condition of Healthcare and its subsidiary at the dates of said statements and the results of its operations and cash flows for the periods covered thereby except that they do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP nor do they reflect year-end adjustments.

                           (b)      As of the date of the Healthcare Base
Balance Sheet, except as set forth on Schedule 3.7(b) attached hereto, Healthcare has not had any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, except liabilities stated or adequately reserved against on the Healthcare Base Balance Sheet or reflected in Schedules (including the Healthcare Audited Financial Statements) furnished to Buyer hereunder as of the date hereof and except for any liabilities not required under GAAP, applied consistently with the past practice, to be disclosed as a liability on a balance sheet of Healthcare or in the footnotes thereto.

                  3.8.     Absence of Certain Changes.

                           (a)      Except as disclosed on Schedule 3.8 hereto
or any other Schedule attached hereto or as contemplated by this Agreement, since June 30, 1999:

                                    (i)      There has not been any material
         change in the properties, assets, liabilities, business, operations, condition (financial or other) or prospects of Healthcare which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary Course of business, has been materially adverse with respect to Healthcare; and

                                    (ii)     Healthcare has complied with the
         covenants and restrictions set forth in Section 5.2 to the same extent as if this Agreement had been executed on, and had been in effect since, June 30, 1999.

                  3.9. Ordinary Course. Since the date of the Base Balance Sheet, except as set forth in Schedule 3.9 hereto, Healthcare has conducted its business only in the ordinary course and consistently with its prior practices.

                  3.10.    Tangible Personal Property. Except as set forth in
Schedule 3.10 hereto, (a) Healthcare has good title to all of the items of tangible personal property used in its operations; (b) all such tangible personal property is reflected on the Unaudited Financial Statements, except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practices; and (c) all such tangible personal property is owned free and clear of all Liens, except for (i) Liens identified in Schedule 3.10 hereto, (ii) Liens which, in the aggregate, do not materially detract from the value, or interfere with the present or intended use, of Healthcare's aggregate tangible personal property and (iii) Liens for taxes not yet due and payable. The tangible personal property of Healthcare is in good repair and working order, reasonable wear and tear excepted.

                  3.11. Intellectual Property. Schedule 3.11 sets forth all patents, patent licenses, trademarks, service marks, trade names, copyrights, franchises, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from Healthcare relating to any of the foregoing which are owned by Healthcare or used in the business of Healthcare. Healthcare owns, possesses or licenses adequate patents, patent licenses, trademarks, service marks, copyrights, franchises and trade names necessary to carry on its business as presently conducted. Except as set forth on Schedule 3.11, Healthcare has not received any written notice of infringement of or conflict with asserted rights of others with respect to any inventions, processes, know-how, formulas, trade secrets, patents, trademarks, trade names, brand names and copyrights that are owned or used by, or licensed to, Healthcare. To the knowledge of Healthcare, except as set forth on Schedule 3.11, Healthcare is not infringing nor has infringed any patent, trademark, service mark, trade name, copyright or franchise rights of any third person or is using or has used without authorization any trade secret process or confidential information of any third party.

                  3.12. Trade Secrets and Customer Lists. Healthcare has the right to use in the ordinary course of its business as presently conducted all trade secrets, inventions, customer lists and manufacturing and secret processes required for or incident to the manufacture or marketing of all products presently sold, manufactured, licensed, under development or produced by Healthcare, including products licensed from others. Any payments required to be made by Healthcare for the use of such trade secrets, inventions, customer lists and manufacturing and secret processes are described on Schedule 3.12 hereto.

                  3.13. Contract. Except for contracts, commitments, plans, agreements and licenses listed on Schedule 3.13 hereto (true and complete copies of which have been made available to Buyer), Healthcare is not a party to or subject to:

                           (a)      except for bonuses paid to recruiters and
travelers in the ordinary course of business, any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining, or the like or any contract or agreement with any labor union;

                           (b)      any employment contract or contract for
services which requires the payment of more than $75,000 annually in total compensation or which is not terminable 30 days by Healthcare without liability for any penalty or severance payment;

                           (c)      any contract or agreement for the purchase
of any commodity, material or equipment in excess of $100,000 except purchase orders in the ordinary course of business;

                           (d)      any other contracts or agreements creating
any obligation of Healthcare of $100,000 or more with respect to any such contract;

                           (e)      any contract or agreement providing, for the
purchase of all or substantially all of its requirements of a particular product from a supplier;

                           (f)      any contract or agreement which by its terms
does not terminate or is not terminable by Healthcare or any successor or assign within twelve months after the date hereof without payment of a penalty of $25,000 or more;

                           (g)      any material contract or agreement for the
sale or lease of its products not made in the ordinary course of business;

                           (h)      any contract containing covenants materially
limiting the freedom of Healthcare to compete in any line of business or with any person or entity;

                           (i)      any contract or agreement for the purchase
of any fixed asset for a price in excess of $150,000 whether or not such purchase is in the ordinary course of business;

                           (j)      any material license agreement (as licensor
or licensee);

                           (k)      any contract or agreement with any officer,
director, partner or stockholder of Holdings or Healthcare or with any persons or organizations controlled by or affiliated with any of them which will survive the Closing; or

                           (l)      any partnership, joint venture or other
similar contract, arrangement or agreement.

                  All material contracts, agreements, leases and instruments to which Healthcare is a party or by which Healthcare is obligated, including all those listed on Schedule 3.13, are valid and are in full force and effect and constitute legal, valid and binding obligations of Healthcare and, to the Healthcare's knowledge, the other parties thereto, and are enforceable against Healthcare in accordance with their respective terms. Healthcare is not in default in complying with any material provisions thereof, and no condition or event or facts exist which, with notice, lapse of time or both would constitute a default thereof on the part of Healthcare which default would have a material adverse effect on the business or operations of Healthcare. To the knowledge of Healthcare, no oilier party is in default in complying with any material provisions thereof, and no condition or event or facts exist which, with notice, lapse of time or both, constitute a default thereof on the part of such party, which default would have a material adverse effect on the business or operations of Healthcare. Since January 1, 1999, none of the twenty (20) largest customers of Healthcare (by sales) in 1999 have terminated or discontinued their business with Healthcare nor to the knowledge of Healthcare advised Healthcare of any intent to terminate or discontinue such business.

                  3.14. Litigation. Schedule 3.14 hereto lists all currently pending material litigation and governmental or administrative proceedings or investigations to which Healthcare is a party, including the forum, names of parties and type and amount of relief sought. Except for matters described on
Schedule 3.14 hereto, there is no material litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Healthcare, overtly threatened against Healthcare.

                  3.15.    Compliance with Laws. Except as set forth on Schedule
3.15 hereto, Healthcare is in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or oilier governmental authority which apply to the conduct of its business except where failure to so comply would not have a material adverse effect on the business or operations of Healthcare, and Healthcare has not received written notice of a material violation or an alleged material violation of any such statute, ordinance, order, rule or regulation.

                  3.16. Insurance. Schedule 3.16 hereto is a complete and correct list (including the name of the carrier, summary description of coverage, premium, deductible and expiration date) of all policies of insurance or fidelity bonds maintained by Healthcare. Such policies are in full force and effect, and to Healthcare's knowledge, Healthcare is not in material default with respect to its obligations under any such policies.

                  3.17. Advisory and Other Fees. Healthcare has neither incurred nor shall become liable for any advisory fee, broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, other than (i) an advisory fee payable to Credit Suisse First Boston, and (ii) any advisory fee payable to Olympus Advisory Partners, Inc.

                  3.18. Permits. Healthcare has obtained all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") from federal, state or local authorities necessary for the conduct of its business as presently conducted, and all such Approvals are valid and in full force and effect, except as disclosed on
Schedule 3.18 hereto, and none of such Approvals is subject to termination by its terms as a result of the execution of this Agreement by Healthcare, and no further material Approvals will be required in order to continue to conduct the business currently conducted by Healthcare subsequent to the Closing. Except as disclosed on Schedule 3.18 hereto or in any other Schedule hereto, Healthcare is not subject to or bound by any agreement, judgment, decree or order which may materially and adversely affect its properties, assets, prospects, financial condition or business.

                  3.19. Corporate Records. The corporate record books of Healthcare completely and accurately record all material corporate action taken by their respective stockholders and boards of directors and committees thereof. The copies of the corporate records of Healthcare, as delivered or furnished by Healthcare to Buyer, are true and complete copies of the originals of such documents.

                  3.20. Employee Benefit Plans. All "employee benefit plans," as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any employment or consulting agreements, stock option plans, nonqualified deferred compensation or retirement plans (the "Plans") maintained by Healthcare, or to which Healthcare is obligated or could be obligated to contribute, are listed in Schedule 3.20 hereto and are payable on the terms described in such Plans. Except as set forth in Schedule 3.20: (a) all such Plans have been made available to Buyer; (b) all such Plans have been maintained, funded and administered in compliance in all material respects with all applicable laws, including without limitation, ERISA and the Code; (c) no such Plan, or any trustee or administrator thereof nor any employee or any "fiduciary" has, to the knowledge of Healthcare, engaged in any material breach of fiduciary responsibility or any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject any such Plan or trustee or administration thereof, or any party dealing with any such Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code; (d) no Plan is or has within the last six years been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA; (e) Healthcare has no obligation to contribute to any "multiemployer plan" within the meaning of Section 3(37) of ERISA; no suit, action, or other litigation has been brought against or with respect to any Plan listed on
Schedule 3.20; (g) each Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service that such Plan is a "qualified plan" under Section 401(a) of the Code, the related trusts are exempt from tax under Section 501 (a) of the Code, and Healthcare is not aware of any facts or circumstances that would jeopardize the qualification of such Plan; (h) with respect to the Plans, all required contributions have been made or properly accrued on Healthcare's financial statements; (i) Healthcare has no liability under any Plan, or otherwise, to provide medical or death benefits with respect to current or former employees of Healthcare beyond their termination of employment (other than coverage mandated by law), and there are no reserve assets, surplus or prepaid premiums under any such Plan; (j) except as set forth on Schedule 3.20, the consummation of the transactions contemplated by this Agreement will not (x) except as contemplated by Section 5.9, accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee, (y) reasonably be expected to result in any "excess parachute payment" under Section 280G of the Code or (z) other than pursuant to the Plans listed on Schedule 3.20 or pursuant to actions taken by Buyer, result in any liability to any present or former employee, including, but not limited to, as a result of the Worker Adjustment Retraining and Notification Act; and (k) Healthcare has no liability, whether absolute or contingent, direct or indirect, including any obligations under any Plan, with respect to any misclassification of any nurse as an independent contractor or leased employee rather than as an employee.

                  3.21. Employees; Labor Matters. Healthcare is not delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to Such employees. Except as set forth on Schedule
3.21 hereto, Healthcare has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Healthcare is in compliance with all material applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth on Schedule 3.21, no material charges of employment discrimination or unfair labor practices have been brought against Healthcare, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending, or, to Healthcare's knowledge, threatened against or involving, Healthcare, which would have a material adverse effect on the business or operations of Healthcare taken as a whole. Except as set forth on Schedule 3.21 attached hereto, Healthcare has not received notice of any impending, strikes, slowdowns, concerted interference with normal operations or union organization activities. Except as set forth on Schedule 3.21 hereto, there are no grievances, complaints or charges that have been filed against Healthcare under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Except as set forth on
Schedule 3.21 hereto, no collective bargaining, agreements are in effect or are currently being or are about to be negotiated by Healthcare. Healthcare has not received notice of pending or threatened changes with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel of Healthcare.

                  3.22.    Environmental Matters.

                           (a)      For the purposes of this Section 3.22, the
following terms shall have the following meanings:

                  "Environmental Law" shall mean any environmental or public health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

                  "Hazardous Material" shall mean any hazardous waste or hazardous substance, as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, or the Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

                           (b)      To the knowledge of Healthcare, Healthcare
is presently in material compliance with all Environmental Laws applicable to its Real Properties and Leased Properties or to any facilities or improvements or any operations or activities thereon including the disposal of any Hazardous Material stored or used by Healthcare.

                  3.23. Existing Indebtedness. As of the date of this Agreement and as of the close of business on the day prior to the Closing Date,
(i) all indebtedness of or any obligation of Healthcare or Holdings for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all indebtedness of Healthcare or Holdings for the deferred purchase price for purchases of property outside the ordinary course which is not evidenced by trade payables, (iii) all lease obligations of Healthcare under leases which are capital leases in accordance with GAAP, (iv) all off-balance sheet financings of Healthcare or Holdings including, without limitation, synthetic leases and project financing, (v) any payment obligations of Healthcare or Holdings in respect of banker's acceptances or letters of credit (other than stand credit in support of ordinary course trade payables), (vi) any liability of Healthcare or Holdings with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) any present, future or contingent obligations of Healthcare or Holdings under (A) any phantom stock or equity appreciation rights, plan or agreement, (B) any consulting, deferred pay-out or earn-out arrangements in connection with the purchase of an), business or entity, (C) any non-competition agreement, (viii) an amount equal to the Sellers' Expenses, if any, paid by Healthcare or Holdings at or after the Closing, (ix) the obligations listed
Schedule 3.23,
and (x) any accrued and unpaid interest or any contractual prepayment premiums, penalties or similar contractual charges resulting from the transactions contemplated hereby or the discharge of such obligations with respect to any of the foregoing, is listed on Schedule 3.23 hereto (collectively, but without duplication, the "Existing Indebtedness"). Healthcare shall supplement Schedule
3.23 to the extent necessary to set forth amounts which are to be included in Existing Indebtedness as of the close of business on the day prior to the Closing Date, and, as supplemented, Schedule 3.23 will, as of the close of business on the day prior to the Closing Date, list all Existing Indebtedness and the amounts thereof as of the close of business on the day prior to the Closing Date.

                  3.24.    Taxes. Except as set forth on Schedule 3.24:

                           (a)      (i)      All United States federal income
         Tax Returns of or with respect to Healthcare (including, without limitation, all United States federal income Tax Returns with respect to any consolidated group of which Healthcare is or has been a member) required by law to be filed have been timely filed and all other Tax Returns of or with respect to Healthcare (including, without limitation, all other Tax Returns with respect to any consolidated, combined or unitary group of which Healthcare is or has been a member) required by applicable federal, foreign, state, local or other law to be filed have been filed (and all such Tax Returns required by any such law to be filed on or before the Closing Date will be filed on or before the Closing Date), and all such Tax Returns are (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) true and complete;

                                    (ii)     Healthcare has timely paid or
         caused to be paid as of the date hereof (and will timely pay or cause to be paid through the Closing Date) all Taxes shown as due on the Tax Returns referred to in Section 3.24(a)(i) and all other Taxes due, or claimed to be due, from Healthcare, including by proposed assessment or otherwise by any taxing authority, except for Taxes which are being contested in good faith by proper proceedings with adequate reserves having been taken in accordance with GAAP;

                                    (iii)    The charges, accruals and reserves
         on the books of Healthcare in respect of any liability for Taxes based on or measured by net income for any years not finally determined or with respect to which the applicable statute of limitations has not expired are believed to be adequate to satisfy any assessment for such Taxes for such years; and

                                    (iv)     There has not been any audit of any
         Tax Return filed by or with respect to Healthcare, no audit of any Tax Return of or including Healthcare is in progress, and Healthcare has not been notified in writing by any taxing authority that any audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by or with respect to Healthcare, is in force, and no waiver or agreement by or with respect to Healthcare is in force for the extension of time for the assessment, payment or collection of any Taxes.

                           (b)      Healthcare is not a party to, is not bound
by and does not have any obligation under, any agreement relating to allocating or sharing the payment of, or liability for, Taxes, except for the Tax Sharing Agreement dated as of December 5, 1997 and amended and restated as of November 18, 1998, by and among Holdings, Healthcare and Medical Express.

                           (c)      With respect to any period for which Tax
Returns have not yet been filed, or with respect to which Taxes are not yet due or owing, Healthcare has made due and sufficient current accruals for such Taxes in accordance with GAAP. Healthcare has made all required estimated Tax payments sufficient to avoid any underpayment penalties. No closing agreement pursuant to section 7121 of the Code or any predecessor provision or any similar provision of any state, local or foreign law has been entered into by or with respect to Healthcare. No assessment of Tax is proposed in writing against Healthcare or any of its properties or assets. No consent to the application of section 341(f)(2) of the Code or any predecessor provision has been made or filed by or with respect to Healthcare or with respect to any of its properties or assets. Healthcare has not agreed to and is not required to make any adjustment for any period after the Closing Date pursuant to section 481(a) of the Code or any predecessor provision by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any such change in any accounting method of Healthcare and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. Healthcare has not been and is not in violation (or with notice or lapse of time or both, would not be in violation) of any applicable law relating to the payment or withholding of Taxes, the result of which violation has or may reasonably be expected to have a material adverse effect on the business or operations of Healthcare taken as a whole. Healthcare has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws. There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, to the knowledge of Healthcare gives rise to the payment of any amount that would not be deductible by Healthcare by reason of section 280G of the Code.

                           (d)      Holdings and all of the shareholders of
Healthcare properly prepared and executed and timely filed the Section 338 Elections with respect to the acquisition of certain of the shares of capital stock of Healthcare by Holdings. The Companies and all of the shareholders of Medical Express properly prepared and executed and timely filed the Section 338 Elections with respect to the acquisition of all of the shares of capital stock of Medical Express by the Companies. Each of Healthcare and Medical Express was properly treated as a subchapter S corporation for federal and applicable state and local tax purposes for all taxable periods through the date of acquisition of certain or all, as the case may be, of the shares of capital stock of each such corporation by the Companies. The Price Allocation with respect to the acquisition of each of Healthcare and Medical Express by the Companies was made in accordance with section 338 of the Code, the Treasury regulations promulgated thereunder and analogous provisions of state, local and foreign tax laws and all Tax Returns filed by or with respect to Holdings and Healthcare for all taxable periods to which the Price Allocation applies have been prepared and filed in conformity with such Price Allocation.

                  3.25.    Transactions with Affiliates. Except as set forth on
Schedule 3.25 or as disclosed in the Audited Financial Statements, there have been no transactions, contracts, understanding or agreements of any kind between Healthcare and any person who is an affiliate of Healthcare. All transactions of Healthcare with any Current or past affiliates were made on an arm's-length basis and on commercially reasonable terms.

                  3.26. Year 2000 Compliance. Healthcare (i) has initiated a review and assessment of all areas within the business and operations of Healthcare and its subsidiaries that it reasonably believes could be materially adversely affected by the risk that computer applications used by Healthcare may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) has implemented steps for addressing the Year 2000 Problem on a timely basis, (iii) reasonably believes that all computer applications used by Healthcare that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), and (iv) is undertaking actions necessary, in accordance in all material respects with all applicable laws and regulations, towards the resolution of the Year 2000 Problem and to be Year 2000 Compliant; provided that, no representation is made with respect to such computer applications used by Healthcare, the failure of which to be Year 2000 Compliant, would not, individually or in the aggregate, result in a material adverse effect on the operations or condition of Healthcare.

Section 4.        REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

                  Each of the Sellers represents and warrants (severally and not jointly and severally) to Buyer as follows:

                  4.1.     Authority of Seller.

                           (a)      Such Seller has, as the case may be, (a) the
legal capacity or (b) the full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance of such Seller's obligations hereunder have, if applicable, been duly authorized by all necessary action of such Seller and its stockholders and board of directors (or trustees) or similar governing body. This Agreement and each agreement, document and instrument to be executed and delivered by such Seller pursuant to this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery, and performance by such Seller of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party:

                                    (i)      do not and will not, if applicable,
         violate any provision of the certificate of incorporation or by-laws or trust agreement of, or similar instrument of organization of such Seller;

                                    (ii)     do not and will not violate any
         laws of the United States, or any state or other jurisdiction applicable to such Seller or require such Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, which violation would have a material adverse effect on the ability of such Seller to perform his obligations under this Agreement or any other agreement, document or instrument to be executed and delivered by Such Seller pursuant to or as contemplated by this Agreement, except for any actions required under the Hart-Scott-Rodino Act; and

                                    (iii)    do not and will not result in a
         breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, deed of trust, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which such Seller is a party or by which the property of such Seller is bound or affected, which would have a material adverse effect on the ability of such Seller to perform his obligations under this Agreement or any other agreement, document or instrument to be executed and delivered by such Seller pursuant to or as contemplated by this Agreement, except for any consents or other actions that might be required as set forth on Schedule 4.1(a)(iii) attached hereto.

                           (b)      This Agreement and the consummation of all
transactions contemplated hereby have, if applicable, been approved by the Board of Directors or the trustees (or other governing body) of such Seller at duly called and properly held meetings or by unanimous written consents in lieu of such meetings.

                  4.2. Title to Holdings Shares. Such Seller owns beneficially and of record the Holdings Shares and has good and valid title to the Holdings Shares listed next to such Seller's name on Schedule 2.4, free and clear of all pledges, liens, encumbrances or other claims or charges; provided, however, that the Francis Family Trust makes such representation on the Closing Date only and not on the date hereof. As of the date hereof, the Francis Family Trust owns beneficially and of record, 5,980 shares of Common Stock of Healthcare and has good and valid title to such shares, free and clear of all pledges, liens, encumbrances or other claims or charges other than the pledge pursuant to the terms of the Loan Obligations (as defined in Section 9.1(f)). Such Seller has the unrestricted power and authority to transfer the Holdings Shares to Buyer; provided, however, that the Francis Family Trust makes such representation on the Closing Date only and not on the date hereof. Upon delivery to Buyer of the stock certificates representing such Seller's Shares and payment therefor, Buyer shall acquire good and valid title to such Holdings Shares, free and clear of all pledges, liens, encumbrances or other claims or charges, other than those created by Buyer.

                  4.3. Litigation. There is no material litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of such Seller, overtly threatened against such Seller that would, if adversely determined, have a material adverse effect on the ability of such Seller to perform his, her or its obligations under this Agreement or any other agreement, document or instrument to be executed and delivered by such Seller pursuant to or as contemplated by this Agreement.

                  4.4. Compliance with Laws. Such Seller is in compliance with all requirements of law in all respects, except to the extent that the failure to comply with such requirements of law would not have a material adverse effect on the ability of such Seller to perform his, her or its obligations under this Agreement or any other agreement, document or instrument to be executed and delivered by him pursuant to or as contemplated by this Agreement.

Section 5.        COVENANTS OF THE COMPANIES AND THE SELLERS.

                  5.1. Making of Covenants and Agreements. Each Company and the Sellers covenant and agree as set forth in this Section 5.

                  5.2. Conduct of Business. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Sellers will cause each Company and Medical Express to do and each Company will, and will cause Medical Express to, do the following, unless Buyer shall otherwise consent in writing:

                           (a)      conduct its business only in the ordinary
course consistent with past practice and refrain from changing or introducing any method of management or operations except in the ordinary course of business and on a basis consistent with past practices; provided, that the Companies may purchase directors and officers liability "tail" insurance;

                           (b)      refrain from making any sale or disposition
of any material asset or property other than in the ordinary course of business, and from selling any capital asset costing more than $150,000 except as set forth on Schedule 5.2(b) hereto;

                           (c)      refrain from incurring, or modifying any
material contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring or modifying any other material contingent or fixed obligations or material liabilities, except in the ordinary course of business on a basis consistent with past practices;

                           (d)      except for the Share Exchange and the Stock
Split, refrain from making, any change or obligating itself to make any change in (i) its certificate of incorporation or by-laws, or (ii) its authorized or issued capital stock, or from acquiring any securities issued by any other business organization other than short-term investments in the ordinary course of business, except as set forth on Schedule 5.2(d) hereto;

                           (e)      except for the Share Exchange and the Stock
Split, refrain from issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing, the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Holdings, Healthcare or Medical Express or entering into any agreement or commitment with respect to any of the foregoing, and refrain from declaring or paying any dividends other than in cash or making any distributions other than in cash on the Holdings', Healthcare's or Medical Express' capital stock or other equity securities or redeeming or purchasing any shares of the Holdings', Healthcare's or Medical Express' capital stock or other equity securities other than for cash and except for the cancellation of the options as set forth in Section 5.9 and the termination of the warrants exercisable for common stock of Healthcare held by The Chase Manhattan Bank and the payment of employee bonuses contemplated by
Section 11.2(c);

                           (f)      refrain from (i) making any material change
in the compensation payable or to become payable to any of its officers, employees or agents, except for scheduled increases in salary or wages in the ordinary course of business consistent with past practices, (ii) granting any material severance or termination pay to, or entering into or materially amending any employment, severance or other agreement or arrangement with, any director, officer or other employee of either Company or Medical Express, or
(iii) establishing, adopting or entering into or materially amending any collective bargaining, bonus, incentive, deferred compensation, profit sharing, stock option or purchase, insurance, pension, retirement or other employee benefit plan;

                           (g)      use reasonable commercial efforts to prevent
any change with respect to its management and supervisory personnel or banking arrangements;

                           (h)      use reasonable commercial efforts to keep
intact its business organization and to preserve the goodwill of and business relationships with all material suppliers, customers and others having business relations with it;

                           (i)      other than using cash to prepay Existing
Indebtedness, not undertake any actions outside of the ordinary course of business which would affect its respective cash position, including (i) fail to make capital expenditures substantially in accordance with its ordinary course and customary practice; (ii) fail to pay trade payables or other liabilities in the ordinary course unless they are being disputed in good faith; or (iii) discount or take other actions designed to accelerate the payment of accounts receivable;

                                                                              25
                           (j) use reasonable commercial efforts to have in
effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth on Schedule 3.16 hereto or equivalent insurance;

                           (k) refrain from changing accounting policies or
procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                           (l) refrain from entering into any executory
agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions, unless the effectiveness of such agreement, commitment or undertaking is expressly conditioned on the termination of this Agreement pursuant to its terms;

                           (m) permit Buyer and its authorized representatives
(including, without limitation, Buyer's attorneys, accountants, investment bankers, and pension and environmental consultants) to have full access during normal business hours upon reasonable notice to the Companies to all of its properties, assets, books, records, business files, executive personnel, tax returns, contracts and documents and furnish to Buyer and its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request, subject to Section 6.3; and

                           (n) provide monthly financial statements for months
ending after June 30, 1999 and provide such financial and other information and documents regarding such Company and Medical Express as Buyer may reasonably request.

                  5.3. Consents and Approvals. Each Company and each of the Sellers shall use, and shall cause Medical Express to use, reasonable efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled hereunder and to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of their obligations under this Agreement, except where the failure to so obtain would not have a material adverse effect upon the business or operations of such Company or Medical Express, and to obtain or cause to be obtained such other authorizations, waivers, consents and permits as may be necessary to transfer to Buyer and/or to retain in full force and effect subsequent to the Closing Date all permits, licenses, contracts, agreements, insurance policies and franchises applicable to the business of each Company, except where the failure to so obtain or retain (as the case may be) would not have a material adverse effect upon the business or operations of such Company or Medical Express.

                  5.4. Breach of Representations and Warranties. Promptly upon the occurrence of, or promptly upon either Company or any Seller becoming aware of the impending or threatened occurrence of any event which would constitute a material breach, or would have caused or constituted a material breach had such event occurred or been known prior to the date hereof, of any of the representations and warranties or covenants of such Company or the Sellers contained in or referred to in this Agreement or in any Schedule hereto, the Company or such Seller shall give detailed written notice thereof to Buyer.

                  5.5. Acquisition Proposals. Unless and until this Agreement shall have been terminated pursuant to Section 10, neither Company, nor Medical Express or any Seller, director, officer, employee or agent of either Company or Medical Express shall solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, either Company or Medical Express, or any recapitalization, business combination, or similar transaction with either Company or Medical Express (any communication with respect to the foregoing being an "Acquisition Proposal"), or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Each Company and Medical Express will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. From and after the execution of this Agreement, each Company and Medical Express shall as promptly as practicable, advise Buyer in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to any Acquisition Proposal (including the specific terms thereof and the identity of the other party or parties involved) and, as promptly as practicable, provide Buyer with a reasonably detailed description of all material terms of any such written proposal.

                  5.6. No Sales of Capital Stock. Between the date of this Agreement and the Closing and except for the Share Exchange, none of the Sellers nor Holdings or Healthcare, shall sell, exchange, deliver, assign, pledge, encumber, bequeath, gift or otherwise transfer or dispose of any shares of capital stock of Holdings, Healthcare or Medical Express owned beneficially or of record by Such Seller, Holdings or Medical Express, except for any transfer or other disposition by operation of law, nor grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner such shares of capital stock of Holdings, Healthcare or Medical Express; provided, however, that anything herein to the contrary notwithstanding, any transferee, executor, administrator, heir, legal representative, successor or assign of any Seller shall be bound by this Agreement.

                  5.7. Consummation of Agreement; Cooperation. Each Company and the Sellers shall use their reasonable commercial efforts, in addition to the material performance and fulfillment of all covenants, agreements, conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out as soon as practicable after the date hereof. Whenever in this Agreement the Company or the Sellers are required to use their reasonable commercial efforts, such obligation shall not require them to spend any significant sum of money or to waive any of their rights under this Agreement.

                  5.8. Hart- Scott-Rodino Act. As soon as practicable after the date of this Agreement, each Company and each Seller agree to make any filings required under the Hart-Scott-Rodino Act. Each Company and each Seller will furnish to the Buyer such necessary information and reasonable assistance as the Buyer may reasonably request in connection with its preparation of any additional necessary filings or submissions to any governmental agency, including, without limitation, any additional filings necessary under the Hart-Scott-Rodino Act. Each Company and each Seller will keep the Buyer informed of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

                  5.9. Termination of Healthcare Stock Options. Prior to the Closing Date, Healthcare shall use its reasonable commercial efforts, take such actions as are necessary to terminate all of the options to purchase the capital stock of Healthcare, whether or not exercisable and whether or not vested under the Company's stock option plan. Immediately following the Closing, Healthcare shall pay to the holders of such options as consideration for the termination thereof all aggregate amount of not more than $5,000,000.

                  5.10. Stockholder Approval of Payments. Each of the Companies and Medical Express shall satisfy the shareholder approval requirements of
Section 280G(b)(5)(B) of the Code with respect to all payments to be made to disqualified individuals (within the meaning of Section 280G(c) of the Code) in connection with the transactions contemplated hereby.

                  5.11. Certain Additional Existing Indebtedness. The Companies and Medical Express shall not incur any additional Existing Indebtedness between the close of business on the day prior to the Closing Date and the Closing other than interest and penalties with respect to Existing Indebtedness that is paid on the Closing Date.

Section 6. REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer hereby represents and warrants to the Sellers and each Company as follows:

                  6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its respective business in the manner and in the places where such properties are owned or leased or such business is conducted.

                  6.2. Authority. All necessary corporate action has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement. This Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement (to the extent it contains obligations to be performed by Buyer) constitutes, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument:

                           (a) do not and will not violate any provisions of the
certificate of incorporation, or other organizational document, or the by-laws of Buyer;

                           (b) do not and will not violate any United States
laws or laws of the jurisdiction of incorporation of Buyer or of any other jurisdiction, or require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity that has not been obtained or made, which violation would have a material adverse effect on the business or operations of Buyer, except as contemplated by Section 6.2 and the Hart-Scott-Rodino Act; and

                           (c) do not and will not result in a breach of,
constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, order, writ, judgment, injunction, decree, determination or arbitration award to which Buyer is a party or by which the property of Buyer is bound or affected, which would have a material adverse effect on the business or operations of Buyer.

                  6.3. Litigation. There is no material litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Buyer, overtly threatened against Buyer.

                  6.4. Financial Resources; Other Matters. Buyer has delivered to the Sellers true and complete copies of written commitments of third parties and Buyer's affiliates to provide Buyer with financing (whether debt or equity financing) in all amount sufficient to consummate the transactions contemplated by this Agreement. Buyer is not aware of any matter which would prevent it from fulfilling its obligations hereunder and consummating the transactions contemplated by this Agreement.

                  6.5. Finder's Fees. Except as set forth on Schedule 6.5, Buyer has not incurred or become liable for any broker's commission or lender's fee relating to or in connection with this Agreement or the transactions contemplated hereby.

                  6.6. Investor Qualification. Buyer (i) is an "accredited investor" as defined in Rule 501 of Regulation D adopted under the Securities Act, (ii) is purchasing the Holdings Shares for its own account and has no intent to sell or distribute such shares, (iii) has adequate means of providing. for its current needs, (iv) has no need for liquidity in its investment in the Holdings Shares, and (v) is able to bear the economic risk of losing its entire investment in the Holdings Shares. Buyer has its principal office or residence, as applicable, in the state set forth in Section 13.2.

                  6.7. Compliance with Laws. Except as set forth on Schedule 6.7 hereto, Buyer is in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business except where failure to so comply would not have a material adverse effect on the business or operations of Buyer, and Buyer has not received written notice of a material violation or an alleged material violation of any such statute, ordinance, order, rule or regulation.

Section 7. COVENANTS OF BUYER.

                  7.1. Making of Covenants and Agreements. Buyer makes the covenants and agreements set forth in this Section 7.

                  7.2. Consents and Approvals. Buyer will use its reasonable commercial efforts to cause all conditions to the obligations of the Sellers and the Companies hereunder to be satisfied and to use its reasonable commercial efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement and the transactions contemplated hereby and will cooperate with Sellers and the Companies to consummate the transactions contemplated by this Agreement. Buyer shall promptly inform each Company and the Sellers of any inquiries or communications from any governmental agencies and provide copies of any written communication relating thereto.

                  7.3. Hart-Scott-Rodino Act. As soon as practicable after the date of this Agreement, the Buyer will make any filings required under the Hart-Scott-Rodino Act. The Buyer will furnish to the Companies and the Sellers such necessary information and reasonable assistance as the Companies and the Sellers may reasonably request in connection with its preparation of any additional necessary filings or submissions to any governmental agency, including, without limitation, any additional filings necessary under the Hart-Scott-Rodino Act. The Buyer will keep the Companies and the Sellers informed of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

                  7.4. Indemnification of Former Directors and Officers. For a period of six years after the Closing, Buyer shall not, and shall not permit either Company to amend, repeal or modify any provision in its certificate or articles of incorporate or bylaws relating to the exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Companies prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law.

Section 8. TAX COVENANTS.

                  8.1. Making of Covenants and Agreements. Each Company, the Sellers and the Buyer make the covenants and agreements set forth in this
Section 8.

                  8.2. Transfer Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including, without limitation, all applicable real estate transfer or gains Taxes and stock transfer Taxes), any penalties, interest and additions to Tax and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

                  8.3. Tax Refunds. If, at any time on or after the Closing Date, Holdings or any affiliate thereof receives any income Tax refund, rebate, return or other similar payment (including as such a refund, rebate, return or other similar payment any amount which Holdings or such affiliate applies in reduction of its future income Tax liability in lieu of receiving the applicable refund, rebate, return or other similar payment) or credit of Taxes from the taxing authority of any jurisdiction relating to or arising out of any taxable period (or portion thereof) ending on or prior to the Closing Date, Holdings or such affiliate shall remit the full amount of such payment or credit to the Sellers in the percentage set forth next to such Seller's name on Schedule 1.4(b) within five business days of the receipt of such payment, utilization of such credit or reduction of such Tax liability, less the amount (if any) required to be paid by the Sellers to Holdings or any affiliate thereof with respect to any Pre-Closing Taxes (as defined in Section 8.5), as finally determined pursuant to Section 8.5. For purposes of the foregoing, a credit shall be deemed utilized at such time as the actual liability of Holdings or any subsidiary thereof for Taxes (including, without limitation, estimated Taxes) is less than it would have been had such credit not been available. In the event that the liability of Holdings or any subsidiary for Taxes for any tax period (or portion thereof) beginning after the Closing Date (in each case, a "Post-Closing Period") is reduced as a result of taking into account in any such Post-Closing Period any item of loss or deduction for (i) any payment or expenditure relating to any exercise, termination or cashing out of any warrants or options for stock of the Companies (or any actual exercise of the foregoing) that constitute Sellers' Expenses or Existing Indebtedness, (ii) payments in the nature of prepayment penalties with respect to the Existing Indebtedness (including the costs of termination of swaps), (iii) any payment of employee bonuses as shown on Schedule 3.23 that constitute Sellers' Expenses or Existing Indebtedness, or (iv) any acceleration of any amortization or similar deduction with respect to the Existing Indebtedness (in each case, a "Tax Reduction Item"), Holdings or such subsidiary shall, within fifteen business days of the close of such Post-Closing Period, pay to the Sellers the amount of such reduction; provided that only 50% of the amount of such reduction for items included in clause (iv) shall be paid to the Sellers. To the maximum extent permitted by applicable law, Buyer shall, and shall cause the Companies and Medical Express to, claim the Tax Reduction Items as items of deduction or loss on the final consolidated federal income tax return with respect to which Holdings is the common parent, which tax return shall be for the tax period ending on the Closing Date (or, if such Tax Reduction Items are not permitted to be deducted on such final return, and to the extent permitted by applicable law, on the first consolidated federal income tax return of Buyer, the Companies and Medical Express filed after the Closing Date). For purposes of the foregoing, the amount of any reduction in Taxes attributable to a Tax Reduction Item to be taken into account for any Post-Closing Period shall be an amount equal to the excess if any of (x) the liability of Holdings or such subsidiary for Taxes for such Post-Closing Period determined without regard to any Tax Reduction Items over (y) the liability of Holdings or such subsidiary for Taxes for such Post-Closing Period determined by taking into account any Tax Reduction Items properly taken into account (including through a carryback) for such Post-Closing Period and all prior Post-Closing Periods. In the event of any dispute as to whether applicable law permits the Tax Reduction Items to be claimed as items of deduction or loss and/or the amount of any reduction in Taxes for a Post-Closing Period attributable to a Tax Reduction Item, the Sellers and the Companies shall diligently attempt to resolve such dispute, but if the Sellers and the Companies are unable to resolve such dispute within 30 business days after the close of such Post-Closing Period, such dispute shall be resolved in a manner consistent with the procedures contained in Section 8.5 for the resolution of disagreements regarding Pre-Closing Taxes. To the extent that taking any Tax Reduction Item into account for any Post-Closing, Period results in a reduction in Taxes in accordance with the preceding sentence, such Tax Reduction Item shall not be taken into account in any subsequent Post-Closing Period. In the event of any adjustment to the taxable income of Holdings or such subsidiary for any Post-Closing Period as a result of an audit or otherwise, the amount of any reduction in Taxes for all Post-Closing Periods shall be recalculated and Holdings or such subsidiary shall pay to the Sellers or the Sellers shall pay to Holdings the amount of any adjustment in such reduction in Taxes. For purposes of this Agreement, the liability for Pre-Closing Taxes and for Taxes for the Post-Closing Period beginning after the Closing Date shall be determined (i) in any case where the taxable period of the Companies and Medical Express does not close on the Closing Date by closing the books of the Companies and Medical Express as of the close of business on the Closing Date and (ii) whether or not the taxable period of the Companies and/or Medical Express closes on the Closing Date, allocating all items through such time to the Pre-Closing Period (as defined below) ending on the Closing Date and allocating all items arising thereafter to the Post-Closing Period beginning on the day after the Closing Date. Any payments by or to the Sellers required by this Section 8.3 or Section
8.5 shall be paid by or to each Seller in the percentage set forth next to such Seller's name on Schedule 1.4(b). For purposes of this Agreement, "Pre-Closing Period" means any tax period (or portion thereof) ending on or before the Closing Date.

                  8.4. Amended Tax Returns. Except as required by applicable Tax law, neither Holdings nor any affiliate thereof shall file or cause to be filed any amended tax return or claim for a refund of Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date if the filing of such tax return or tax refund claim would increase the Pre-Closing Taxes of any of the Companies or Medical Express or would increase the income tax liability of the shareholders of Healthcare or Medical Express during a Pre-Closing Period in which Healthcare or Medical Express, as applicable, filed federal income tax returns as a subchapter S corporation. Holdings or the applicable affiliate shall give written notice to the Sellers within 15 days of any written notice received by it or any determination made by it with respect to the filing of any amended tax return or tax refund claim due to the requirements of applicable Tax law. Sellers shall notify Holdings or the applicable affiliate within 15 days of their receipt of such notice of their concurrence or lack thereof with the content of such notice. In the event of any dispute involving the determination of whether applicable law requires the filing of an amended tax return or claim for a refund of Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date, the Sellers and the Companies shall diligently attempt to resolve such dispute, but if the Sellers and the Companies are unable to resolve such dispute within 30 business days after such dispute arises, such dispute shall be resolved in a manner consistent with the procedures contained in Section 8.5 for the resolution of disagreements regarding Pre-Closing Taxes. Within 5 days of (i) agreement or (ii) final determination of the accounting firm making such final determination that the filing of such amended tax return or tax refund claim is required by applicable Tax law, Holdings or the applicable affiliate shall be permitted to file such amended tax return or tax refund claim. In the event that none of clause (i) or
(ii) shall occur, Holdings or the applicable affiliate shall not be permitted to file such amended tax return or tax refund claim. If the due date for filing such amended tax return or tax refund claim would not accommodate the time periods set forth in this Section 8.4, the parties shall agree to reasonably adjust such time periods. After receipt of a written request from any Seller requesting the filing of an amended tax return or claim for refund of Taxes for a Pre-Closing Period of any of the Companies or Medical Express, such Company or Medical Express, as applicable, shall file such amended tax return or tax refund claim unless, in the reasonable judgment of Buyer, the filing of such amended tax return or tax refund claim could reasonably be expected to have a material adverse effect on the business or operations of Buyer or its affiliates.

                  8.5. Certain Tax Returns and Taxes. The Companies shall prepare or cause to be prepared all Tax Returns for or that include any of the Companies or Medical Express which are required to be filed (with extensions) after the Closing Date with respect to Pre-Closing Periods (the "Pre-Closing Tax Returns"). Subject to the requirements of applicable law, each such Pre-Closing Tax Return shall be prepared in a manner consistent with past practices of the Companies and Medical Express. Each such Pre-Closing Tax Return and all supporting documentation relating thereto shall be submitted to the Sellers at least fifteen days prior to the due date (including any extension thereof) for filing such Pre-Closing Tax Return. In addition, a statement and all supporting documentation relating thereto setting forth the portion of the liability for Taxes shown on such Pre-Closing Tax Return that is attributable to any tax period (or portion thereof) ending on or before the Closing Date (and a detailed calculation thereof) shall be submitted to the Sellers at least 15 days prior to the due date (including any extension thereof) for filing such Pre-Closing Tax Return. The Companies shall make or cause to be made any changes in such proposed Pre-Closing Tax Return or the statement described in the immediately preceding sentence as are reasonably requested by any Seller no less than five days prior to the due date (including extensions) for filing such Pre-Closing Tax Return. The Companies shall file timely or cause to be filed timely such Pre-Closing Tax Return, as so modified. In the event any of the Companies or Medical Express are required to make any payment of an amount for Taxes relating or attributable to any Pre-Closing Period (the "Pre-Closing Taxes"), the Sellers hereby covenant and agree with Buyer and the Companies to pay the amount as finally determined pursuant to Section 8.5. The Sellers shall, within the later of (i) five days of receipt of written notice from either Company of any Pre-Closing Taxes (which notice shall reflect the amount of such Pre-Closing Taxes and the method by which such Pre-Closing Taxes were calculated) or (ii) in the event of any dispute concerning the amount of such Pre-Closing

Taxes, within five days after the resolution of such dispute through a final determination by an independent certified public accountant pursuant to the method described in the immediately succeeding sentence, pay to such Company or Medical Express, by check or wire transfer as directed by such Company in such notice, their percentage (determined in accordance with the penultimate sentence of Section 8.3) of the amount of the Pre-Closing Taxes as finally determined pursuant to Section 8.5 less their percentage (determined in accordance with the penultimate sentence of Section 8.3) of any amount due and payable by such Company or Medical Express to the Sellers on account of any refund or credit of Taxes to be paid by the Company to the Sellers pursuant to Section 8.3 to the extent that such refund amount has not already been paid to the Sellers. In the event of a disagreement as to the amount of any Pre-Closing Taxes, the Sellers and the Companies shall discuss the Pre-Closing Taxes computation in a good faith effort to resolve their differences and, in the event that the Sellers and the Companies cannot resolve such differences within 30 days after such notice is given to the Sellers, the Sellers and the Companies shall submit such difference to PricewaterhouseCoopers LLP or another firm of independent certified public accountants mutually acceptable to the Sellers and the Companies from among PricewaterhouseCoopers LLP, KPMG Peat Marwick LLP, Deloitte & Touche LLP, Ernst & Young LLP and Arthur Andersen LLP for a final determination of such Pre-Closing Taxes. The conclusions of such accounting firm shall be binding on the Sellers, Buyer and the Companies. The fees and expenses of such accounting firm shall be borne by (i) the Sellers, if and to the extent that, in the reasonable judgment of the accounting firm making such final determination, the dispute with respect to such Pre-Closing Taxes was resolved in favor of the Buyer or (ii) the Buyer, if and to the extent that, in the reasonable judgment of the accounting firm making such final determination, such dispute was resolved in favor of the Sellers. In the case of fees and expenses borne by the Sellers, each of the Sellers shall pay its percentage interest as set forth on Schedule 1.4(b) of this Agreement.

                  8.6. Post-Closing Notices. If either Holdings or any affiliate thereof receives any written notice from any taxing authority proposing any adjustment to any Tax of Holdings or any of its subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing Date, either Holdings or such affiliate shall give prompt written notice thereof to each of the Sellers along with a copy of each such notice.

                  8.7. Assistance and Cooperation. After the Closing, each of the Sellers, Buyer and the Companies shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 8.3 and Section 8.5 hereof and any audit, claim, litigation, other procedure, or other matter with respect to Taxes of Holdings, Healthcare or Medical Express. Such cooperation shall include, without limitation, the retention and (upon the other party's request) the provision of records and infuriation which are reasonably relevant to any such audit, claim, litigation, other proceeding or other matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies shall retain all books and records with respect to Tax matters pertinent to the Companies and Medical Express relating to any tax periods and shall abide by all record retention agreements entered into with any taxing authority, and shall give each of the Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if any Seller so requests, the Companies shall allow Olympus Growth Fund II, L.P. ("Olympus") to take possession of such books and records. Olympus will make such books and records available to the other Sellers during normal business hours upon prior written request.

                  8.8. No Section 338 Election. Buyer covenants and agrees that it shall not make, or permit to be made, any election under Section 338 of the Code (or any comparable election under state, local or foreign law) with respect to its acquisition of shares of capital stock of Holdings. Buyer further covenants and agrees, notwithstanding any other provision of this Agreement, that the Sellers shall have no liability for any Taxes attributable to any such election.

                  8.9. Post-Closing Consolidated Tax Return. Buyer agrees that it shall file a consolidated return for U.S. federal income tax purposes that includes Buyer, Holdings, Healthcare and Medical Express with respect to the first Post-Closing Period subsequent to the Closing Date. Buyer further agrees that it shall file or cause to be filed a combined, consolidated, unitary or group income or franchise tax return that includes Holdings, Healthcare and/or Medical Express with respect to the first Post-Closing Period subsequent to the Closing Date for each state in which such return was filed by Holdings, Healthcare and/or Medical Express for the Pre-Closing Period ending on the Closing Date and in which more than one of Holdings, Healthcare and Medical Express is required to file an income or franchise tax return for such first Post-Closing Period.

                  8.10. Certain Transfers. Any transfer of funds from Healthcare to Holdings in connection with the transactions contemplated hereunder shall take the form of a loan.

                  8.11. Determination of Certain Tax Liabilities. For purposes of determining the liability of Holdings or any subsidiary for Pre-Closing Taxes, to the extent that such liability is otherwise computed by taking into account items described in clause (iv) of the third sentence of Section 8.3, as between the Companies, Medical Express and the Buyer on the one hand and the Sellers on the other hand, only 50% of the amount of such items shall be treated as a deduction. To give effect to the foregoing, both the liability for and the amount of (i) any payment by Holdings or its affiliates to the Sellers under the first sentence of Section 8.3, (ii) any payment by the Sellers to the Companies or Medical Express under Section 8.5 and (iii) any payment by the Sellers to the Buyer under Section 12.1 shall be determined by computing Pre-Closing Taxes by taking into account such limitation. It is understood that the intent of the parties is for the Sellers to be entitled to certain tax benefits attributable to a deduction described in clause (iv) of the third sentence of Section 8.3. This Section 8.11 shall not be interpreted to duplicate the limitation described by the proviso to the third sentence of Section 8.3.

SECTION 9. CONDITIONS.

                  9.1. Conditions to the Obligations of Buyer. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions (any one or more of which may be waived in whole or in part in writing by Buyer):

                           (a) Representations: Warranties; Covenants. Each of
the representations and warranties of Holdings, Healthcare and Sellers contained in Sections 2, 3 and 4, respectively, shall be true and correct in all material respects (except to the extent qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects, after giving effect to such materiality) on and as of the Closing Date, with the same effect as though made on and as of the Closing Date (it being understood that representations and warranties made as of a particular date shall be deemed to have been made only as of such date); each Company and the Sellers shall, on or before the Closing Date, have performed and satisfied in all material respects all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by such Company or the Sellers on or before the Closing Date; each Company shall have delivered to Buyer a certificate dated the Closing Date signed on its behalf by its President and by its Chief Financial Officer to the foregoing effect and certifying as to Such Company's capitalization after giving effect to the Share Exchange. Each Seller shall also have delivered to Buyer a certificate dated the Closing Date certifying that all of such Seller's agreements and conditions hereunder which by the terms hereof are to be performed by such Seller on or before the Closing Date have been performed and satisfied in all material respects.

                           (b) Opinions of Counsel and Other Documents. On the
Closing Date, Buyer shall have received (i) opinions of Dewey Ballantine LLP, special counsel to the Companies and certain Sellers, Latham & Watkins, special counsel to the Francis Family Trust, Hutchinson Black & Cook LLC, special counsel to Todd and Deborah Johnson and Lionel Sawyer & Collins, Nevada counsel to Healthcare and addressed to Buyer, in a form reasonably acceptable to the Buyer, (ii) evidence satisfactory to Buyer of the due authorization, execution and delivery of this Agreement and all related agreements by each of the Sellers, and (iii) such other certificates and documents as counsel for Buyer and special counsel to the Companies shall have mutually agreed to.

                           (c) Approvals and Consents. Each Company shall have
made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such Company in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of such Company subsequent to the Closing, and each Company and Buyer shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer, from all third parties except where the failure to so obtain will not have a material adverse effect on the business, operations, results of operations, assets or condition (financial or otherwise) of the Companies taken as a whole. Healthcare shall have received any necessary consent of the landlord under the Office Lease dated December 8, 1997 and listed on Schedule 3.5.

                           (d) No Injunction. No injunction, stay or restraining
order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

                           (e) Hart-Scott-Rodino Act. All filings required to be
made under the Hart-Scott-Rodino Act shall have been made, and any applicable waiting period thereunder shall have expired.

                           (f) Existing Indebtedness. The Buyer shall have
received evidence that the principal of and interest on, and all other amounts owing in respect of, the Credit Agreement dated as of December 5, 1997, as amended among Healthcare and the Guarantors and the Lenders named therein and Chase Manhattan Bank, as agent (the "Loan Obligations") shall have been, or simultaneously be, repaid in full, that the commitments thereunder shall have been terminated and that all guarantees in respect of, and all Liens securing, any such obligations shall have been released (or arrangements satisfactory to Buyer shall have been made), except for the Loan Obligations set forth on
Schedule 9.1(f).

                           (g) Termination of Existing Stockholders Agreements.
The Stockholders Agreement, dated November 18, 1998, by and among Holdings, Olympus, Olympus Executive Fund, L.P., Todd Johnson and Deborah Johnson as amended in connection with the Share Exchange and the Stockholders Agreement, dated December 5, 1997, by and among Healthcare, Holdings, Steven Francis, Gayle Francis and The Chase Manhattan Bank shall, upon the Closing of the transactions contemplated hereby, have been terminated and shall be of no further force and effect.

                           (h) Certification of Non-Foreign Status. Each Seller
shall have delivered to the Buyer, pursuant to Section 1445(b)(2) of the Code and Treas. Reg.Section1.1445-2(b)(2), a duly executed certification of non-foreign status. Such certification shall conform to the model certification provided in Treas. Reg.Section1.1445-2(b)(2)(iii)(A) or (B), as appropriate.

                           (i) Cancellation of Healthcare Options and Warrants.
All outstanding options and warrants to purchase shares of Healthcare shall have been cancelled.

                  9.2. Conditions to the Obligations of the Companies and the Sellers. The obligations of each Company and the Sellers to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing Date, of the following conditions (any one or more of which may be waived in whole or in part only by the written consent of each Company and each Seller):

                           (a) Representations; Warranties; Covenants. Each of
the representations and warranties of Buyer contained in Section 6 shall be true and correct in all material respects (except to the extent qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects, after giving effect to such materiality) on and as of the Closing Date, with the same effect as though made on and as of the Closing Date (it being understood that representations and warranties made as of a particular date shall be deemed to have been made as of such date); Buyer shall, on or before the Closing Date, have performed and satisfied in all material respects all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by Buyer on or before the Closing Date; and Buyer shall have delivered to the Sellers a certificate signed on its behalf by its President and Chief Financial Officer and dated as of the Closing Date certifying to the foregoing effect.

                           (b) Opinion of Counsel and other Documents. At the
Closing Date, the Sellers shall have received (i) an opinion of Paul Weiss Rifkind Wharton & Garrison, Counsel to Buyer, dated as of the Closing Date and addressed to the Sellers, in a form reasonably acceptable to the Sellers hereto and (ii) such other certificates and documents as special counsel to the Companies and counsel to the Buyer shall have mutually agreed to.

                           (c) No Injunction. No injunction, stay or restraining
order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

                           (d) Hart-Scott-Rodino Act. All filings required to be
made under the Hart-Scott-Rodino Act shall have been made, and any applicable waiting period thereunder shall have expired.

                           (e) Approvals and Consents. Buyer shall have made all
filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by Buyer in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

                           (f) Shareholders' Agreement. Olympus shall have
received a Shareholders' Agreement, executed and delivered by Buyer, in substantially the form attached hereto as Exhibit 9.2(f) (the "Shareholders Agreement").

SECTION 10. TERMINATION OF AGREEMENT.

                  10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:

                           (a) by mutual consent of all of the Sellers and
Buyer;

                           (b) by the Companies or all the Sellers if, through
no material fault of the Sellers or the Companies, the Closing shall not have occurred on or prior to December 17, 1999;

                           (c) by Buyer if, through no material fault of Buyer,
the Closing shall not have occurred on or prior to December 17, 1999;

                           (d) by all of the Sellers, upon written notice to
Buyer, upon a material breach of any representation, warranty or covenant of Buyer contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Sellers to Buyer; or

                           (e) by Buyer, upon written notice to the Sellers upon
a material breach or any representation, warranty or covenant of the Companies or the Sellers contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer to the Companies; or

                           (f) by all of the Sellers or Buyer; provided,
however, that the party or parties terminating the Agreement is not then in breach of its obligations under this Agreement, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

                  In the event that a condition precedent to any party's obligation hereunder is not met, nothing contained herein shall be deemed to require such party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

                  10.2. Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 10.1; provided, however, that (i) the provisions of this Section 10 and Sections 11.2, 13.1,
13.5 and 13.10 hereof shall survive any termination of this Agreement in any event, and (ii) any party may proceed as further set forth in Section 10.3 below.

                  10.3. Right to Proceed; No Actual Knowledge.

                           (a) Anything in this Agreement to the contrary
notwithstanding, if any of the conditions specified in Section 9.1 hereof has not been satisfied, Buyer shall have the right to waive the satisfaction of any such condition as provided in Section 9.1 and to proceed with the transactions contemplated hereby, however, if such waiver is in writing, it shall be deemed to have waived any claim for indemnification arising out of any condition which has been so waived, and if any of the conditions specified in Section 9.2 hereof has not been satisfied, the Companies and the Sellers shall have the right to waive the satisfaction of any such condition as provided in Section 9.2 and to proceed with the transactions contemplated hereby, however, if such waiver is in writing, they shall be deemed to have waived any claim for indemnification arising out of any condition which has been so waived. If the Companies and the Sellers notify the Buyer in writing in the certificate required by Section 9.1(a) of any breach of this Agreement and the Buyer proceeds with the transactions contemplated hereby, it shall be deemed to have waived any claim for indemnification arising out of such breach.

                           (b) Other than with respect to representations and
warranties contained in Sections 2.4, 3.4, 3.23 and 3.24 and the covenants contained in Sections 5.2(e) and (i), Buyer has no actual knowledge which it has deliberately concealed from the Sellers to the effect that the representations and warranties of the Companies in this Agreement and the Schedules hereto contain any material misrepresentations.

                  10.4. Liquidated Damages.

                           (a) If this Agreement is terminated (other than
pursuant to Section 10.1(a) or as a result of a breach of a covenant, representation or warranty contained herein by any Seller, Holdings or Healthcare or by reason of the failure of any of the conditions precedent to the obligations of Buyer contained in Section 9.1), Buyer shall pay to Holdings five million dollars ($5,000,000) in immediately available funds within five business days of such termination which the parties hereto agree is a genuine estimate of the costs incurred by the Sellers and the Companies as a result of Buyer's failure to close the transactions contemplated hereby and is not a penalty for the failure to close such transactions.

                           (b) The right accorded to the Sellers under Section
10.4(a) shall be the exclusive remedy of the Sellers and the Companies for the termination of this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a) or as a result of a breach of a covenant, representation or warranty contained herein by any Seller, Holdings or Healthcare or by reason of the failure of any of the conditions precedent to the obligations of Buyer contained in Section 9.1). In furtherance of the foregoing, the Sellers and the Companies waive, to the fullest extent permitted under applicable law, and will not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action any of such parties may now or hereafter have against Buyer, HWH Capital Partners, L.P. or Haas Wheat & Partners, L.P. (or any of their respective directors, officers, partners, shareholders or affiliates) by reason of such termination (including, without limitation, any such rights, claims or causes of action arising under or based upon common law) other than claims for payment of the amount set forth in Section 10.4(a).

SECTION 11. CERTAIN RIGHTS ANTI) OBLIGATIONS SUBSEQUENT TO CLOSING.

                  11.1. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants (except those post-Closing covenants set forth in Sections 7.4, 8, 10.3, 12 and 13) contained herein shall not survive the Closing; provided, however, that the representations, warranties and covenants of the parties hereto set forth in Sections (a) 2.10, 3.14, 3.22 and 4.3 shall expire and be of no further force and effect on or after the date that is six months after the Closing Date (except to the extent notice of a claim has been given pursuant to Section 12) and (b) 2.2, 2.3, 2.4, 2.8, 3.2, 3.3, 3.4, 3.8(a)(ii) (with respect to Section 5.2(e) and (i)), 3.23, 3.24, 4.2,
5.2(e), 5.2(i), 5.11, 8, 10.3 and 11.2 shall expire and be of no further force and effect on or after the date that is three years after the Closing Date (except to the extent notice of a claim has been given pursuant to Section 12).

                  11.2. Fees and Expenses. Except as otherwise expressly provided herein, the Sellers shall pay all of their own expenses and those incurred by the Companies and Medical Express (other than amounts (if any) incurred by Holdings or Healthcare in relation to the financing referenced in
Section 6.4) (including, without duplication, (a) payments made in consideration of the cancellation of any outstanding options or warrants, (b) if any options or warrants to purchase common stock of Healthcare remain outstanding at Closing, an amount equal to the amount that would have been paid to cancel such options and warrants pursuant to Section 5.9 hereof, (c) employee bonuses earned or granted prior to the Closing and payable at or after the Closing other than
(i) ordinary course bonuses and (ii) bonuses payable in accordance with existing agreements identified with an asterisk on Schedule 3.13, (d) any advisory fees, including those referred to in Section 2.7, 2.12 and 3.17, (e) attorneys' and accountants' fees and expenses) and (f) premiums for directors and officers "tail" insurance payable at or after the Closing covering periods prior to the Closing ((a) through (f) collectively, the "Sellers' Expenses"), and Buyer shall pay all of its own expenses (including attorneys' and accountants' fees and expenses), incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not) and Buyer shall pay all filing fees required under the Hart-Scott-Rodino Act; and provided, that the Sellers may elect to have Holdings or Healthcare pay the Sellers' Expenses at or after the Closing, in which case, the amount of such Seller's Expenses so paid shall be included in Existing Indebtedness as set forth therein; and provided, further, that if the Closing occurs Buyer shall cause the Companies to pay expenses.

                  11.3. Collection of Assets. Subsequent to the Closing, Buyer shall have the right and authority to collect all receivables and other items owned by each Company or Medical Express hereunder and to endorse with the name of each Company or Medical Express any checks received on account of such receivables or other items, and each Seller agrees that he/she will promptly transfer or deliver to Buyer from time to time, any cash or other property that such Seller may receive on behalf of either Company or Medical Express with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other assets of such company.

SECTION 12. INDEMNIFICATION.

                  12.1.    Indemnification by the Sellers.

                           (a) Sellers shall, severally and not jointly and
severally, indemnify, defend and hold harmless Buyer, from and against, and shall reimburse Buyer for all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly (a "Loss" or "Losses") with respect to (i) any misrepresentation or breach of warranty or covenant, in each case, contained in the Agreement, by the Sellers, Holdings or Healthcare; (ii) the failure of the Sellers, Holdings or Healthcare to perform any of their obligations under this Agreement or (iii) any claim against Holdings pursuant to the Exchange Agreement; provided, however, that the Sellers shall have no obligation to indemnify the Buyer pursuant to this Section 12.1 or otherwise with respect to any Taxes that are attributable to a transaction or event initiated by Buyer that (A) is not in the ordinary course of business and (B) occurs on the Closing Date but after the Closing.

                           (b) Promptly after receipt by Buyer of notice of any
claim or communication of any action or proceeding that may entitle Buyer to indemnification under this Section 12.1, Buyer shall give the Sellers written notice of any claim or the commencement of any action or proceeding for which Buyer seeks indemnification, and Buyer shall permit the Sellers to assume the defense of any such claim or any litigation resulting from such claim; provided, that the Sellers acknowledge in writing within thirty (30) days of receipt of notice of such claim, action or proceeding that it is obligated hereunder to indemnify Buyer with respect to such claim, action or proceeding; provided, further, that Sellers' counsel shall be reasonably acceptable to Buyer and Buyer can retain separate counsel at its expense and participate in such defense. Buyer, Holdings, Healthcare, and Medical Express shall cooperate to the extent necessary to facilitate the defense, resolution or settlement of any claim with respect to which the Sellers have agreed to indemnify the Buyer under this
Section 12.1. The failure by Buyer to give the Sellers timely notice shall not preclude Buyer from seeking indemnification from the Sellers except to the extent that Buyer's failure has materially prejudiced the Sellers' ability to defend the claim or litigation.

                           (c) Sellers shall not settle any claim for which
Buyer seeks indemnification or consent to entry of any judgment in litigation arising from such a claim without obtaining a release of Buyer, each Company and Medical Express from all liability in respect of such claim or litigation. If the Sellers affirmatively do not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days of receipt of notice of such claim, action or proceeding, or if injunctive relief is sought against Buyer, or if the Sellers do not acknowledge in writing within thirty (30) days of receipt of notice of such claim, action or proceeding that they are obligated hereunder to indemnify Buyer with respect to such claim, action or proceeding Buyer may defend against or settle such claim or litigation in such manner as is reasonably appropriate. The Sellers shall promptly reimburse Buyer for the amount of all expenses, legal or otherwise, incurred by Buyer in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Sellers shall promptly reimburse Buyer for the amount of any judgment rendered with respect to such claim or in such litigation and for all expenses legal or otherwise, incurred by Buyer in the defense against such claim or litigation.

                           (d) Notwithstanding anything in this Section 12.1 to
the contrary, the Sellers shall have no liability or obligation to indemnify Buyer for claims with respect to the representation and warranties listed in
Section 11.1(a) unless and until
the aggregate potential liability of the Sellers for all such claims exceed $500,000 (the "Deductible"), after which time the Sellers shall be fully liable to Buyer for all such claims in excess of the Deductible. Further, the Sellers' aggregate liability for such claims shall in no event exceed $2,000,000. The maximum liability of any Seller under this Section 12.1 shall be in an amount equal to the aggregate liability of all the Sellers with respect to such liability multiplied by the percentage interest set forth opposite such Seller's name on Schedule 1.4(b) hereto and shall in no event exceed such Seller's portion of the Purchase Price received by such Seller as set forth on Schedule 1.4(b) hereto; provided, however, that with respect to a breach of the representations and warranties contained in Sections 2.4(b), 3.4(b) and 4 hereto with respect to any Seller such Seller shall be liable with respect to losses arising from the breach thereof with respect to himself, herself or itself. The remedy provided Buyer pursuant to Section 12.1 shall be the exclusive remedy to which Buyer is entitled after the Closing for any breach or noncompliance with the provisions of this Agreement, or any agreement, instrument or document delivered in connection herewith.

                           (e) Notwithstanding anything in this Section 12.1 to
the contrary, with respect to any claim for which Buyer seeks indemnification hereunder, if available, Buyer must first seek indemnification pursuant to (a) the Acquisition Agreement, dated as of November 14, 1998, by and among AMN Healthcare, Inc., AMNI Holdings, Inc., Medical Express, Inc. and Todd Johnson and Deborah Johnson, and/or (b) the Agreement and Plan of Merger, dated as of November 17, 1997, by and among AMN Holdings, Inc., AMN Merger Sub, Inc., AMN Healthcare, Inc. and Steven C. Francis and Gayle A. Francis (collectively, the "Existing Indemnification Agreements"). Buyer shall pursue any claim to the fullest extent possible under the Existing Indemnification Agreements and shall exhaust all remedies available under such Existing Indemnification Agreements before asserting any such claims against Sellers pursuant to this Section 12.1. If Sellers make any payment to Buyer with respect to any claim available under the Existing Indemnification Agreements, the Sellers shall have the right to exercise all rights of Buyer under the Existing Indemnification Agreements. Buyer shall give notice of any claim made pursuant to either Existing Indemnification Agreement promptly upon discovery of such claim and shall give a copy of any such notice to the other Sellers. If Buyer fails to give timely notice of any claim and as a result the time period for such claim has expired under the Existing Indemnification Agreements, Buyer shall be barred from making such claim against the Sellers under this Section 12.1. Upon the giving of the notice of a claim pursuant to the second preceding sentence, the running of the survival period set forth in Section 11.1 shall be tolled and shall cease to run with respect to such claim.

                  12.2. Indemnification by Buyer and Holdings and its Subsidiaries.

                        (a) Buyer and Holdings and its subsidiaries, jointly and severally, shall indemnify, defend and hold harmless the Sellers from and against, and shall reimburse the Sellers for, all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon or incurred by the Sellers, directly or indirectly, with respect to (i) any misrepresentation or breach of warrant or covenant, in each case, contained in the Agreement, by Buyer; and (ii) the failure of Buyer to perform any of its obligations under this Agreement, in all cases, subject to Section 10.4.


                  (b) Promptly after receipt by the Sellers of notice of any claim or communication of any action or proceeding that may entitle the Sellers to indemnification under this Section 12.2, the Sellers shall give Buyer written notice of any claim or the commencement of any action or proceeding for which the Sellers seek indemnification, and the Sellers shall permit Buyer to assume the defense of any such claim or any litigation resulting from such claim, provided Buyer acknowledges in writing within thirty (30) days of receipt of notice of such claim, action or proceeding that it is obligated hereunder to indemnify Buyer with respect to such claim, action or proceeding. The failure by the Sellers to give Buyer timely notice shall not preclude the Sellers from seeking indemnification from Buyer except to the extent that the Sellers' failure has materially prejudiced Buyer's ability to defend the claim or litigation.

                        (c) Buyer shall not settle any claim for which the Sellers seeks indemnification or consent to entry of any judgment in litigation arising from such a claim without obtaining a release of the Sellers from all liability in respect of such claim or litigation. If Buyer does not assume the defense of any such claim or litigation resulting therefrom, or if injunctive relief is sought against the Sellers, or if Buyer does not acknowledge in writing within thirty (30) days of receipt of notice of such claim, action or proceeding that it is obligated hereunder to indemnify the Sellers with respect to such claim, action or proceeding, the Sellers may defend against or settle such claim or litigation in such manner as is reasonably appropriate. Buyer shall promptly reimburse the Sellers for the amount of all expenses, legal or otherwise, incurred by the Sellers in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, Buyer shall promptly reimburse the Sellers for the amount of any judgment rendered with respect to such claim or in such litigation and for all expenses, legal or otherwise, incurred by the Sellers in the defense against such claim or litigation.

                        (d) The remedy provided the Sellers pursuant to this
Section 12.2 shall be exclusive remedy to which the Sellers are entitled after the Closing for any breach or noncompliance with the provisions of this Agreement, or any agreement, instrument or document delivered in connection herewith.

SECTION 13. MISCELLANEOUS.

                  13.1. Law Governing. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

                  13.2. Notices. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail upon the sooner of the expiration of three days after deposit in United

States post office facilities properly addressed with postage prepaid or acknowledgment of receipt. All notices and payments to a party will be sent to the addresses set forth below or on or to such other address or person as such party may designate by notice to each other party hereunder:

                         TO BUYER:

                         c/o Haas Wheat & Partners, L.P.
                         300 Crescent Court
                         Suite 1700
                         Dallas, Texas 75201
                         Attention: Robert B. Haas
                         Facsimile: (214) 871-8364

                         with a copy to:

                         Paul, Weiss, Rifkind, Wharton & Garrison
                         1285 Avenue of the Americas
                         New York, New York 10019
                         Attention:  Robert M. Hirsh, Esq.
                         Facsimile: (212) 757-3990

                         TO THE COMPANIES:

                         If to Holdings, to:

                         Olympus Growth Fund II, L.P.
                         Metro Center, One Station Place
                         Stamford, Connecticut 06902
                         Attention: James A. Conroy
                         Facsimile: (203) 353-5910

                         with a copy to Healthcare:

                         If to Healthcare, to:

                         AMN Healthcare, Inc.
                         12235 El Camino Real
                         Suite 200
                         San Diego, California 92130
                         Attention:  Steven C. Francis
                         Facsimile:  (858) 792-0299
                         with a copy to:

                         Olympus Growth Fund II, L.P.
                         Metro Center, One Station Place
                         Stamford, Connecticut 06902
                         Attention: James A. Conroy
                         Facsimile: (203) 353-5910

                         in each case with a copy to:

                         Dewey Ballantine LLP
                         1301 Avenue of the Americas
                         New York, New York 10019
                         Attention:  E. Ann Gill, Esq.
                         Facsimile: (212) 259-6333

                         TO THE SELLERS:

                         If to Olympus Growth Fund II, L.P. to:

                         Olympus Growth Fund II, L.P.
                         Metro Center, One Station Place
                         Stamford, Connecticut 06902
                         Attention: James A. Conroy
                         Facsimile: (203) 353-5910

                         If to Olympus Executive Fund, L.P. to:

                         Olympus Executive Fund, L.P.
                         Metro Center, One Station Place
                         Stamford, Connecticut 06902
                         Attention: James A. Conroy
                         Facsimile: (203)353-5910

                         in each case with a copy to:

                         Dewey Ballantine LLP
                         1301 Avenue of the Americas
                         New York, New York 10019
                         Attention:  E. Ann Gill, Esq.
                         Facsimile: (212) 259-6333

                            If to other Sellers, to:

                            Steven C. Francis and
                            Gayle A. Francis, as Trustees
                            of the Francis Family Trust
                            AMN Healthcare, Inc.
                            12235 El Camino Real
                            Suite 200
                            San Diego, California 92130
                            Facsimile:  (858) 792-0299

                            with a copy to:

                            Latham & Watkins
                            633 West Fifth Street
                            Suite 4000
                            Los Angeles, California 90071-2005
                            Attention:  John M. Newell, Esq.
                            Facsimile:  (213) 891-7923

                            Todd Johnson
                            Deborah Johnson
                            Medical Express, Inc.
                            1215 Spruce
                            P.O. Box 1170
                            Boulder, Colorado 80306
                            Facsimile:  (303) 442-6593

                  Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative.

                  13.3. Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.

                  13.4. Assignability. This Agreement (including, without limitation, the provisions of Section 11) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and assigns, and no others, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (other than the granting of a security interest to lenders) by Buyer without the prior written consent of the Sellers.

                  13.5. Publicity and Disclosures. To the extent required, a joint initial press release shall be made at the time of execution of this Agreement announcing that this Agreement has been signed; such press release shall be in form and substance reasonably acceptable to Buyer and each Company. Thereafter, until the Closing Date, so long as this Agreement is in effect, none of the Sellers, neither Company, nor Buyer nor any of their respective subsidiaries or affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld, and subject to Section 7.3, except to the extent disclosure by Buyer, either Company or any Seller is required by any applicable law or regulation or by any authorized administrative or governmental agency.

                  13.6. Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

                  13.7. Certain Definitions. For purposes of this Agreement, the term:

                        (a) "affiliate" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                        (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                        (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

                        (d) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

                  13.8. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

                  13.9. Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the parties hereto, or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                  13.10. Consent to Jurisdiction. Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York with respect to all actions and proceedings arising out of or relating to this Agreement and the transaction contemplated hereby (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such New York State or Federal court and agrees not to commence an action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 13.2 hereof, and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  13.11. Restrictive Legends. (a) Each certificate representing the Holdings Shares delivered to Buyer pursuant to this Agreement, shall (unless otherwise permitted by the provisions of this Section 13.11) be stamped or otherwise imprinted with legends in substantially the following form to the extent applicable (in addition to any legend(s) required under any applicable stockholders or other agreement or applicable state securities laws):

                  THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN EITHER CASE, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE ENTITLED TO CERTAIN RIGHTS AND SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT,

                  DATED AS OF THE DATE THAT THIS CERTIFICATE WAS ORIGINALLY ISSUED. HOLDINGS SHALL FURNISH WITHOUT CHARGE TO EACH SECURITY HOLDER WHO SO REQUESTS A COPY OF SUCH STOCKHOLDERS AGREEMENT.

                  Buyer consents to Holdings' making a notation on its records and giving instructions to any transfer agent of the Holdings Shares in order to implement the restrictions on transfer described in this Section 13.11.

                  13.12. Knowledge Defined. For purposes of this Agreement, (i) the term "the Companies' knowledge" and any similar terms used herein shall mean the actual current knowledge of Steven C. Francis, Diane K. Stumph, Marcia R. Faller, Beth L. Machado, Susan R. Nowakowski and Stephen M. Wehn, without duty to investigate and (ii) the term "the Buyer's knowledge" and any similar term used herein shall mean the actual current knowledge of Robert B. Haas and Douglas D. Wheat, without any duty to investigate.

                  13.13. Sellers' Pro Rata Obligations. The Sellers each agree with each other that, to the extent that this Agreement provides that any obligation of the Sellers shall be pro rata in accordance with their percentage interests listed on Schedule 1.3, or language to similar effect, such obligations shall be as stated, and no effect shall be given to any investigation by or actual or implied knowledge of any of the Sellers, and no effect shall be given to the fact that any of the Sellers have executed this Agreement on behalf of Holdings or Healthcare or have or will execute any other certificates, documents or agreements in connection herewith on behalf of Holdings or Healthcare as an officer or director of Holdings or Healthcare.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date set forth above.

BUYER:                                           AMN ACQUISITION CORP.



                                              By: /s/ Robert B. Haas
                                                  -----------------------------
                                                 Name: Robert B. Haas
                                                 Title: President and Treasurer

COMPANIES:                                       AMN HOLDINGS, INC.



                                                 By: /s/ James A. Conroy
                                                    ----------------------------
                                                    Name: James A. Conroy
                                                    Title: President


                                                     AMN HEALTHCARE, INC.

                                                 By: /s/ Steven C. Francis
                                                    ----------------------------
                                                    Name: Steven C. Francis
                                                    Title: President and Chief
                                                           Executive Officer

SELLERS:                          OLYMPUS GROWTH FUND II, L.P.

                                  By:  OGP II, L.P., its General Partner

                                  By:  Conroy Corporation, its General Partner



                                  By: /s/ James A. Conroy
                                     ----------------------------
                                     Name: James A. Conroy
                                     Title: President


                                  OLYMPUS EXECUTIVE FUND, L.P.

                                  By:  OEP, L.P., its General Partner

                                  By:  Conroy Corporation, its General Partner


                                  By: /s/ James A. Conroy
                                     ----------------------------
                                     Name: James A. Conroy
                                     Title: President

                                  /s/ Steven C. Francis
                                  --------------------------------------------
                                  Steven C. Francis, as Trustee of the Francis
                                  Family Trust dated May 24, 1996



                                  /s/ Gayle A. Francis
                                  --------------------------------------------
                                  Gayle A. Francis, as Trustee of the Francis
                                  Family Trust dated May 24, 1996

                                  /s/ Todd Johnson
                                  --------------------------------------------
                                  Todd Johnson


                                  /s/ Deborah Johnson
                                  --------------------------------------------
                                  Deborah Johnson

                  The undersigned hereby guarantees the obligation of Buyer under Section 10.4(a) and executes this Agreement as an acknowledgment of such guarantee and for no other purpose.

                                       HWH CAPITAL PARTNERS, L.P.

                                       By:  HWH, L.P., general partner

                                       By:   HWH Incorporated, general partner



                                       By: /s/ Robert B. Haas
                                          _____________________________________
                                          Name: Robert B. Haas
                                          Title: Chairman